Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

7119747 CANADA INC.,

EMTEC INFRASTRUCTURE SERVICES CORPORATION,

KOAN-IT CORP.

and

THE SHAREHOLDERS OF KOAN-IT CORP.

Dated February 12, 2009

i

(continued)

(continued)

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Promissory Note

Exhibit B	Earn-Out

Exhibit C	Form of Employment Agreement

Exhibit D	Form of Legal Opinion of Counsel to the Company

Exhibit E	Form of Shareholder Release

Exhibit F	Certificate of Closing Amounts

Exhibit G	Pro Rata Share Percentages

Exhibit H	Employees to Receive Post-Closing Bonus

DEFINED TERMS
(continued)

Page

Accountants	31
Accounting Principles	44
Acquisition	1
Affiliate	44
Ancillary Agreements	8
Arbiter	44
Balance Sheet Date	10
Balance Sheets	10
Benefit Plan	44
Big 4	44
business day	44
Buyer	1
Canadian Acquisition	1
Canadian Closing	1
Cap Amount	36
Capital Stock	1
Certificate of Closing Amounts	2
Closing Balance Sheet	3
Closing Cash Consideration	2
Closing Date	5
Closing Net Assets	44
Closing Purchase Price	4
Closing Statement	3
Closings	1
Code	15
Company	1
Company Pre-Closing Returns	33
Company Stock Option Plan	4
Competitive Activities	31
Confidential Information	31
Debt	44
Deductible	36
Disclosure Letter	45
Earn-Out	2
Employment Agreements	6
Encumbrances	7
Environmental Laws	17
Environmental Permits	17
ERISA Affiliate	45
Estimated Closing Date Balance Sheet	45
Estimated Debt	45
Estimated Net Working Capital	45
Exchange Act	47

v

DEFINED TERMS
(continued)

Page

Executives	45
Final Determination	45
Final Purchase Price	4
Financial Statements	9
GAAP	45
Governmental Entity	45
Hazardous Materials	17
HIPAA	26
Indemnitee	37
Indemnitor	37
Initial Cash Consideration	2
Intellectual Property	22
Interest Rate	4
Interim Period	46
IRS	25
ITA	15
Key Staff	46
knowledge	46
Leases	18
Losses	46
Management	17
Management Shareholders	46
Material Adverse Effect	46
Net Working Capital	46
Non-U.S. Benefit Plan	46
Option	4
Options	4
Parent	1
Pension Plan	25
Permitted Encumbrances	17
Person	46
Policy	20
Pre-Closing Tax Period	47
Pre-Closing Taxes	47
Pro Rata Share	47
Promissory Notes	2
Purchase Price	2
Real Properties	18
Related Party	47
Released	17
Retained Liabilities	47
Second Cap Amount	36
Shareholder	1
Shareholders	1

DEFINED TERMS
(continued)

Page

Shareholders’ Agent	42
Straddle Period	33
Straddle Period Returns	33
Subsidiary	47
Subsidiary Acquisition	1
Subsidiary Capital Stock	1
Subsidiary Securities	8
Survival Period	35
Target Net Working Capital	47
Tax	14
Tax Returns	15
Taxes	14
Transaction Expenses	47
Transfer Taxes	35
U.S. Benefit Plan	48
U.S. Closing	1
U.S. Purchase Price	2
U.S. Subsidiary	1
Undisclosed Liability	10
Work Authorization	19

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made and entered into as of February 12, 2009, by and among 7119747 Canada Inc., a company incorporated under the laws of Canada (“Buyer”), Emtec Infrastructure Services Corporation, a Delaware corporation (“Parent”), KOAN-IT Corp., a company incorporated under the laws of Canada (the “Company”), and the shareholders of the Company listed on the signature pages hereto (each, a “Shareholder” and collectively, the “Shareholders”).

RECITALS

A.           KOAN-IT (US) Corp. (the “U.S. Subsidiary”) has issued and outstanding 1,000 shares of common stock (the “Subsidiary Capital Stock”) and no other equity securities.  As of the date hereof, all of the Subsidiary Capital Stock is owned beneficially and of record by the Company.

B.           The Company has issued and outstanding 11,680,000 shares of common shares (the “Capital Stock”) and no other equity securities.  As of the date hereof, all of the Capital Stock is owned beneficially and of record by the Shareholders.

C.           Parent desires to purchase and the Company desires to sell all of the shares of the Subsidiary Capital Stock (the “Subsidiary Acquisition”) on the terms and subject to the conditions set forth in this agreement.

D.           Immediately following the Subsidiary Acquisition, Buyer desires to purchase and the Shareholders desire to sell all of the shares of the Capital Stock (the “Canadian Acquisition,” together with the Subsidiary Acquisition, the “Acquisition”) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
THE TRANSACTION

1.1.           Purchase of Capital Stock. Subject to the terms and conditions of this Agreement, (i) at the closing of the Subsidiary Acquisition (the “U.S. Closing”) the Company will sell and assign to Parent, and Parent will purchase from the Company, all the shares of the Subsidiary Capital Stock, free and clear of all Encumbrances and (ii) subject to the prior occurrence of the U.S. Closing, at the closing of the Canadian Acquisition (the “Canadian Closing ,” and together with the U.S. Closing, the “Closings”) the Shareholders will sell and assign to Buyer, and Buyer will purchase from the Shareholders, all of the shares of Capital Stock, free and clear of all Encumbrances.

1.2.          Purchase Price Payment.

(a)          Purchase Price for the U.S. Subsidiary. The aggregate purchase price for all of the Subsidiary Capital Stock purchased by Buyer pursuant to Section 1.1 payable to the Company hereunder shall be cash in an aggregate amount equal to $25,000 (the “U.S. Purchase Price”).

(b)          Purchase Price for the Company.  The aggregate purchase price for all of the Capital Stock purchased by Buyer pursuant to Section 1.1 payable to the Shareholders hereunder shall consist of (i) cash in an aggregate amount equal to $1,475,000 (the “Initial Cash Consideration”), minus, if any, the amount by which cash and cash equivalents of the Company at Closing (excluding the U.S. Purchase Price) are less than $200,000, minus the amount, if any, by which the Target Net Working Capital (reduced by the amount, if any, by which the Initial Cash Consideration is reduced as a result of a shortfall in cash and cash equivalents to avoid double counting) exceeds the Estimated Net Working Capital (it being understood that there shall be no increase in the Purchase Price if the Estimated Net Working Capital exceeds the Target Net Working Capital), minus the amount of Estimated Debt (the Initial Cash Consideration as adjusted as described herein, the “Closing Cash Consideration,” and together with the U.S. Purchase Price, the “Purchase Price”), (ii) subordinated promissory notes in the form of Exhibit A attached hereto in an aggregate principal amount of Five Hundred Thousand Dollars ($500,000) which shall be payable in full (less the amount of any related Transaction Expenses) on the 12 month anniversary of the Closings (the “Promissory Notes”), and (iii) the potential right of the Shareholders to receive additional cash consideration (less the amount of any related Transaction Expenses) in accordance with the terms and conditions of Exhibit B attached hereto (the “Earn-Out”).

(c)          At least three (3) Business Days prior to the Closing Date, the Company shall have prepared and delivered to Buyer (i) a certificate (the “Certificate of Closing Amounts”) certifying to the amount of the Transaction Expenses, specifying the amounts owing to each creditor with respect thereto (together with payment instructions therefor); and (ii) the Estimated Closing Date Balance Sheet, together with its good faith computation of the Estimated Net Working Capital and Estimated Debt and all work papers and back-up materials relating thereto.

(d)          Closing Payments and Deliveries.  At the Closings, the Company shall:  (i) pay to the appropriate creditors of the Company the Debt, as specified in payoff letters provided to Buyer, which payoff letters shall indicate the amount necessary to repay such creditors in full and that such creditors have agreed to release all Encumbrances in respect of such Debt upon receipt of the amounts indicated in such payoff letters and (ii) pay to the appropriate parties the Transaction Expenses, as specified in the Certificate of Closing Amounts; and the Buyer shall pay to each of the Shareholders an amount of cash equal to its Pro Rata Share of (x) the Closing Cash Consideration less (y) the amount of the Transaction Expenses, by wire transfer of immediately available funds to the accounts that have been designated by the Shareholders at least three (3) days prior to the Closings.  In connection with the Closings, the Buyer (or an Affiliate of the Buyer) shall provide the Company with an advance of funds on a non-interest demand loan basis to make such payments of the Company as set out above and the Shareholders and the Company hereby instruct and direct Buyer to transfer such funds so as (i) to make the payments referenced in such payoff letters on the Closing Date to discharge the Debt covered thereby and (ii) to pay the Transaction Expenses in the amounts and to the parties specified in the Certificate of Closing Amounts.

(e)          Closing Balance Sheet; Closing Net Working Capital; Debt.  As promptly as possible following the Closing Date, but in no event later than 75 days after the Closing Date, Buyer shall prepare and deliver to the Shareholders’ Agent a statement (the “Closing Statement”) consisting of (i) a consolidated balance sheet of the Company and each of its Subsidiaries as of 11:59 pm EST on the business day immediately prior to the Closing Date (the “Closing Balance Sheet”); and (ii) the Closing Net Working Capital and Debt, based on the Closing Balance Sheet, together with all work papers and back-up materials relating thereto.  The Closing Balance Sheet shall be prepared in accordance with the Accounting Principles.  The Shareholders’ Agent agrees to provide, or cause to be provided, to Buyer any materials or information in its possession requested by Buyer as necessary for the preparation of the Closing Balance Sheet and the computation of Closing Net Working Capital and Debt.

(f)           Review by Shareholders’ Agent.  The Shareholders’ Agent shall have a period of forty-five (45) days following delivery of the Closing Statement to review, at its expense, the Closing Balance Sheet and the computations of the Closing Net Working Capital and the Debt.  Within such forty-five (45) day period, the Shareholders’ Agent shall notify Buyer in writing when the Shareholders’ Agent has completed its review and whether or not the Shareholders’ Agent agrees with the Closing Balance Sheet and the computations of the Closing Net Working Capital and the Debt and if it does not agree, the amount of any disputed items.  Any objection to the Closing Balance Sheet or to the computations of the Closing Net Working Capital or Debt may only be made to the extent such balance sheet or computation has not been prepared in accordance with the Accounting Principles, is based upon inaccurate or incomplete financial information or contains computational errors.  If the Shareholders’ Agent does not give Buyer notice of the Shareholders’ Agent’s objection within such forty-five (45) day period, the Closing Balance Sheet and the computations of Closing Net Working Capital and Debt shall become final and binding on the Shareholders and the Shareholders shall have no further right to disagree therewith, and the payment of the Closing Net Working Capital adjustment and Debt adjustment pursuant to Section 2.1(g) shall be made.  Buyer agrees to provide, or cause to be provided, to the Shareholders’ Agent any materials or information in Buyer’s possession or the possession of Buyer’s accountants (upon execution of such accountants’ standard waiver letter) requested by the Shareholders’ Agent relating to the preparation of the Closing Balance Sheet and the computations of the Closing Net Working Capital and Debt.  If more than two business days pass between the Shareholders’ Agent request for any such materials or information and that date on which they are received by the Shareholders’ Agent, the forty-five (45) day period established above will be extended by the number of days between the request by the Shareholders’ Agent and the Shareholders’ Agent receipt of the materials and information.

(g)          Independent Review.  In the event the Shareholders’ Agent and Buyer do not agree upon the Closing Balance Sheet or the computations of the Closing Net Working Capital and Debt within ten (10) business days after delivery by the Shareholders’ Agent of a notice of disagreement pursuant to Section 1.2(e), the Shareholders’ Agent and Buyer shall submit to the Arbiter such Closing Balance Sheet and computations of the Closing Working Capital and Debt, and any other documents or information that the Arbiter deems pertinent to make a final and binding determination of any issues as to which the parties are in disagreement.  The Arbiter shall advise the parties of its decision relative to the controversy within thirty (30) days after its receipt of the applicable statements and other documents or information that it has requested.  Such firm shall be acting as an arbitrator and not as an auditor and shall decide only those issues as to which the parties are not in agreement on the grounds that the Closing Balance Sheet or the relevant computations of Closing Net Working Capital and Debt delivered by the Buyer pursuant to Section 1.2(d) was not prepared in accordance with the Accounting Principles, is based upon inaccurate or incomplete financial information or contains computational errors.  The fees and disbursements of the Arbiter shall be allocated between Buyer, on the one hand, and the Shareholders, on the other, so that the Shareholders share of such fees and disbursements shall be in the same proportion that the aggregate amount that was unsuccessfully disputed by the Shareholders’ Agent on behalf of the Shareholders (as finally determined by the Arbiter) bears to the total amount of such disputed amounts so submitted by the Shareholders’ Agent to the Arbiter, and Buyer’s share shall be the balance of such fees and disbursements.

(h)          Closing Net Working Capital and Debt Adjustment.  Within five (5) business days after the final determination of the Closing Net Working Capital and Debt as provided for in Sections 1.2(e) or (f), as the case may be (provided that any undisputed amount shall be paid within five (5) business days of the Shareholders’ Agent’s notice of objection pursuant to Section 1.2(e)), (i) if the Purchase Price as calculated pursuant to the formula set forth in Section 1.2(b) substituting such Closing Net Working Capital and Debt for Estimated Net Working Capital and Estimated Debt (the “Final Purchase Price”) is less than the Purchase Price determined at the Closings using Estimated Net Working Capital and Estimated Debt (the “Closing Purchase Price”), the Shareholders’ Agent on behalf of the Shareholders shall pay to Buyer an amount in cash equal to the difference or (ii) if the Final Purchase Price is greater than the Closing Purchase Price, the Buyer shall pay or cause to be paid to the Shareholders’ Agent on behalf of the Shareholders to an account designated in writing by the Shareholders’ Agent, an amount of cash equal to the difference.  Interest shall accrue thereon from the Closing Date to the date of payment thereof, at an interest rate equal to the “Prime Rate” as published by the Wall Street Journal on the Closing Date plus one percent (1%) (the “Interest Rate”).  Any payments made or caused to be made by the Shareholders’ Agent on behalf of the Shareholders or by the Buyer to the Shareholders’ Agent on behalf of the Shareholders pursuant to this subsection 1.2(g) shall be treated by all parties as an adjustment in the Purchase Price received by the Shareholder hereunder.

1.3.          Options.  Prior to the Closings, the Company caused each outstanding stock option (each an, “Option,” collectively, the “Options”) heretofore granted under any Company stock option plan (the “Company Stock Option Plan”) to be exercised or terminated effective immediately prior to the Closings and conditioned upon the Closings. The Company has taken all steps necessary to ensure that the Company is not or will not be bound by any Options, other options, rights or agreements which would entitle any Person to acquire any capital stock of the Company or, except as otherwise provided in this Agreement, to receive any payment in respect thereof.

(a)          1.4       Earn-Out.  The parties hereto agree to the terms and conditions of Exhibit B hereto.  In order to ensure that the Shareholders are afforded the opportunity to receive the Earn-Out consideration, Buyer agrees that, after the Closing Date and during the Measurement Periods (as defined in Exhibit B), the business of the Company and its Subsidiaries shall be conducted in the ordinary course and in a businesslike manner consistent with past practices and shall not take any action, directly or indirectly, with the intent or purpose of materially depressing Gross Profit (as defined in Exhibit B).  At all times during the Measurement Periods, Buyer shall maintain records with respect to the business of the Company and its Subsidiaries in order to permit the calculation of Gross Profit and the Earn-Out consideration. In addition and in furtherance of the foregoing, the Buyer agrees that during the Measurement Period the Buyer shall consult with the Management Shareholders with respect to the operation, marketing and pricing of all of the services of the Company and its Subsidiaries; the parties understand and agree that after such consultation Buyer may add to, eliminate or otherwise alter at any time or from time to time any or all of such services and products in its sole discretion, provided that it is acting reasonably and in good faith.

ARTICLE II
CLOSINGS

2.1.          Closing Date.  The Closings shall take place at the offices of Dechert LLP in Philadelphia, Pennsylvania at 10:00 a.m. EST on the date hereof, or at such other place, time or date as Buyer and the Shareholders’ Agent on behalf of the Shareholders may agree in writing (such time and date being referred to herein as the “Closing Date”).  For financial accounting purposes, to the extent permitted by law, the Closings shall be deemed to have become effective as of 12:01 a.m. EST on the Closing Date.

2.2.          Closing Deliveries.

(a)          Deliveries by Parent to the Company. At the U.S. Closing, Parent shall deliver or cause to be delivered to the Company the U.S. Purchase Price.

(b)          Deliveries by the Company to Parent. At the U.S. Closing, the Company shall deliver or cause to be delivered to the Parent stock certificates representing all of the shares of Subsidiary Capital Stock, each duly endorsed for transfer or accompanied by duly executed stock transfer powers, free and clear of all Encumbrances.

(c)          Deliveries by Buyer to the Shareholders.  Subject to the prior occurrence of the U.S. Closing, at the Canadian Closing, Buyer shall deliver or cause to be delivered the following to the Shareholders’ Agent on behalf of the Shareholders:

(i)           the Closing Cash Consideration;

(ii)          the Promissory Notes executed by Buyer;

(iii)         the employment agreements between the Company and the Executives in the form attached hereto as Exhibit C (the “Employment Agreements”) executed by the Company;

(iv)         payment of pre-closing advance pursuant to Section 1.2(c);

(v)         a certificate of the Secretary or other senior officer of the Buyer for the Buyer certifying the certificate and articles of incorporation and bylaws of the Buyer and incumbency of certain officers of the Buyer and setting forth a copy of the resolutions adopted by the Buyer’s Board of Directors authorizing and approving this Agreement and the consummation of the transactions contemplated hereby;

(vi)        a certificate of the Secretary or other senior officer of the Parent for the Parent certifying the certificate of incorporation and bylaws of the Parent and incumbency of certain officers of the Parent and setting forth a copy of the resolutions adopted by the Parent’s Board of Directors authorizing and approving this Agreement and the consummation of the transactions contemplated hereby;

(vii)       a certificate of compliance for the Buyer from Industry Canada dated within five business days of the Closing Date; and

(viii)      a certificate of good standing for the Parent from the Secretary of State from the State of Delaware dated within five Business Days of the Closing Date.

(d)           Deliveries by the Shareholders.  Subject to the prior occurrence of the U.S. Closing, at the Canadian Closing, the Shareholders’ Agent on behalf of the Shareholders shall deliver or cause to be delivered the following to Buyer:

(i)           stock certificates representing all of the shares of Capital Stock, each duly endorsed for transfer or accompanied by duly executed stock transfer powers, free and clear of all Encumbrances;

(ii)          the Certificate of Closing Amounts;

(iii)         a legal opinion addressed to Buyer in substantially the form set forth on Exhibit D attached hereto;

(iv)        a certificate of the Secretary or other senior officer of the Company for the Company certifying the certificate and articles of incorporation and bylaws of the Company and incumbency of certain officers of the Company and setting forth a copy of the resolutions adopted by the Company’s Board of Directors authorizing and approving this Agreement and the consummation of the transactions contemplated hereby;

(v)         a certificate of compliance for the Company from Industry Canada, dated within five business days of the Closing Date;

(vi)        a waiver and release of any and all claims against the Company from each of the Shareholders in the form set forth on Exhibit E attached hereto;

(vii)       evidence that any and all Shareholders’ agreements among Shareholders of the Company and any other agreements between Related Parties and the Company have been terminated;

(viii)      a “payoff letter” from each of the Company’s lenders, if any; and

(ix)         the Employment Agreements, executed by each of the Executives.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer, as follows:

3.1.          Organization.  The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted.  Copies of the Company’s certificate and articles of incorporation, bylaws, and other constituent documents, as amended to date, have been delivered to Buyer, and are correct and complete and in full force and effect.

3.2.          Capitalization and Ownership.

(a)          The authorized and outstanding capital stock of the Company is set forth in Section 3.2 of the Disclosure Letter.  Except as set forth in Section 3.2 of the Disclosure Letter, all of the Capital Stock is owned of record and beneficially by the Shareholders, free and clear of all liens, security interests, pledges, equities, proxies, claims, charges, adverse claims, mortgages, rights of first refusal, preemptive rights, restrictions, encumbrances, easements, covenants, conditions, licenses, options or title defects of any kind whatsoever (“Encumbrances”).

(b)          Except as set forth in Section 3.2 of the Disclosure Letter, there is no:  (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

(c)          The Capital Stock represents all of the issued and outstanding equity securities of the Company, and all of the outstanding Capital Stock is duly authorized, validly issued, fully paid, and non-assessable, was not issued in violation of the terms of any agreement or other understanding binding upon the Company, and was issued in compliance with all applicable laws and regulations.

(d)         The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the Capital Stock, other than Encumbrances created or suffered by Buyer.

3.3.          Subsidiaries.

(a)          Each Subsidiary of the Company is an entity duly organized, validly existing and, with respect to jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has all organizational powers to carry on its business as now conducted.  Each Subsidiary is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material.  All Subsidiaries of the Company and their respective jurisdictions and dates of organization are identified on Section 3.3 of the Disclosure Letter.  There are no other Subsidiaries of the Company except as identified on Section 3.3 of the Disclosure Letter.

(b)          All of the outstanding ownership interests in each Subsidiary of the Company as set forth on Section 3.3 of the Disclosure Letter, are owned, directly or indirectly, by the Company free and clear of any Encumbrance.  At the U.S. Closing, the Company will deliver to Buyer good and valid title to its Capital Stock, free and clear of any Encumbrances.

(c)          There are no outstanding (i) securities of the Company convertible into or exchangeable for ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or other obligation of the Company to issue, any ownership interests in any Subsidiary of the Company or securities convertible into or exchangeable for ownership interests in any such Subsidiary (the items in clauses 3.3(b)(i) and 3.3(b)(ii) being referred to collectively as the “Subsidiary Securities”).  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(d)          The Company does not own, either directly or indirectly through one or more Subsidiaries, any equity interest in any Person other than a Subsidiary.

3.4.          Qualification; Location of Business and Assets.  The Company is duly qualified and in good standing and duly authorized to do business in the jurisdictions set forth in Section 3.4 of the Disclosure Letter, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by it make such qualification necessary.  Set forth in Section 3.4 of the Disclosure Letter is each location (specifying province or state and city) where the Company (a) has a place of business, (b) owns or leases real property and (c) owns or leases any other property, including inventory, equipment or furniture.

3.5.          Authority.  The Company has all requisite power and authority to enter into this Agreement and the other agreements listed in Section 2.2 (the “Ancillary Agreements”) to which it is a party  and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and any Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and any Ancillary Agreements to which they are a party and the transactions contemplated hereby and thereby.  This Agreement has been unanimously approved by the Board of Directors of the Company.  This Agreement has been, and each of the Ancillary Agreements to which the Company is a party will be on the Closing Date, duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute the valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting creditors’ rights and subject to general principles of equity and the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

3.6.          No Violation of Laws or Agreements.

(a)          The Company has full legal right, power and authority to enter into this Agreement and the Ancillary Agreements and to perform its respective obligations hereunder and thereunder without the need for the consent of any other person or entity. The execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the compliance with the terms, conditions and provisions of this Agreement and the Ancillary Agreements by the Company, will not (i) contravene any provision of the Company’s or any of its Subsidiaries’ certificate and articles of incorporation, bylaws or other constituent documents; (ii) subject to obtaining the consents listed in Section 3.13(b) of the Disclosure Letter, conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation; (iii) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the Company’s or any of its Subsidiaries’ assets or the Capital Stock or give to others any interests or rights therein, other than any Encumbrances created or imposed by the Buyer; (iv) result in the maturation or acceleration of any liability or obligation of the Company or any of its Subsidiaries (or give others the right to cause such a maturation or acceleration); or (v) except for the consents listed in Section 3.13(b) of the Disclosure Letter, result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which the Company or any of its Subsidiaries is a party or by which they may be bound.

3.7.          Financial Statements.  The books of account and related records of the Company and its Subsidiaries fairly reflect in reasonable detail its consolidated assets, liabilities and transactions in accordance with the Accounting Principles applied on a consistent basis.  The Company has delivered to Buyer consolidated statements of income, retained earnings and cash flows of the Company for the fiscal years ended March 31, 2007 and March 31, 2008, for the quarter ended December 31, 2008 and consolidated balance sheets of the Company as at each of such dates (the “Financial Statements”).

The Financial Statements: (a) are correct and complete and in accordance with the books and records of the Company; (b) fairly present the financial condition, assets and liabilities of the Company as at their respective dates and the results of operations and cash flows for the periods covered thereby; and (c) have been prepared in accordance with the Accounting Principles applied on a consistent basis during the periods involved.  All references in this Agreement to the “Balance Sheets” shall mean the balance sheets of the Company as at March 31, 2008 included in the Financial Statements and all references to the “Balance Sheet Date” shall mean March 31, 2008.

3.8.          No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has a material liability or material obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of Taxes and any interest or penalties relating thereto (an “Undisclosed Liability”), except (a) to the extent reflected as a liability or otherwise disclosed on the Balance Sheets, (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and fully reflected as liabilities on the Company’s books of account, none of which, individually or in the aggregate, has been materially adverse to the Company or any of its Subsidiaries and (c) liabilities disclosed in Section 3.8 of the Disclosure Letter.

3.9.          No Changes.  Except as disclosed in Section 3.9 of the Disclosure Letter, since the Balance Sheet Date, the Company and each of its Subsidiaries has conducted its business only in the ordinary course and consistent with past practice.  Without limiting the generality of the foregoing sentence, since the Balance Sheet Date, there has not been:

(a)          any change in the condition (financial or otherwise), assets (ordinary wear and tear excepted), liabilities, prospects, net worth, earning power or business of the Company, except changes in the ordinary course of business, none of which, individually or in the aggregate, has been or will be materially adverse to the Company or any of its Subsidiaries;

(b)         any damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties (ordinary wear and tear excepted), business or prospects of the Company or its Subsidiaries, or any material deterioration in the operating condition of the assets of the Company or any of its Subsidiaries (ordinary wear and tear excepted);

(c)          any Encumbrance of any kind on any of the assets, tangible or intangible, of the Company or any of its Subsidiaries, other than Permitted Encumbrances as defined in Section 3.16;

(d)         any strike, walkout, labour trouble or any other new or continued event, development or condition of any character which has or could materially adversely affect the business, properties or prospects of the Company or any of its Subsidiaries;

(e)          any declaration, setting aside or payment of a dividend or other distribution in respect of any of the equity interests of the Company or any of its Subsidiaries, or the direct or indirect repurchase or other acquisition of equity interests of the Company or any of its Subsidiaries or any grant or issuance of any equity interests, option, warrant or other right to purchase or acquire such equity interests or securities convertible into or exchangeable for such equity interests;

(f)           any increase in the salaries or other compensation payable or to become payable to (except normal increases in salaries made in the ordinary course of business and consistent with past practice with respect to employees), or any advance (excluding advances for ordinary business expenses made in the ordinary course of business and consistent with past practice) or loan to, any officer, director, independent contractor, or employee of the Company or any of its Subsidiaries, or any increase in, or any addition to, other benefits (including without limitation any bonus, profit sharing, severance, change in control, pension or equity benefits) to which any of the Company’s or any of its Subsidiaries’ officers, directors, independent contractors, or employees may be entitled, or any payments to any pension, retirement, profit sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the Benefit Plans, or any other payment of any kind to or on behalf of any officer, director, independent contractor or employee of the Company or any of its Subsidiaries (except normal payments made in the ordinary course of business and consistent with past practice with respect to such Persons);

(g)         any making or authorization of any capital expenditures in excess of $10,000 or $50,000 in the aggregate;

(h)         any cancellation or waiver of any right material to the operation of the business of the Company or its Subsidiaries or any cancellation or waiver of any debts or claims of substantial value or any cancellation or waiver of any debts or claims against the Shareholders or any of their Affiliates;

(i)           any sale, transfer or other disposition of any assets of the Company or its Subsidiaries, except sales of inventory in the ordinary course of business and except for other items valued at less than $10,000 individually and $100,000 in the aggregate on the Balance Sheets;

(j)           any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by the Company, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Balance Sheets or incurred in the ordinary course of business since the Balance Sheet Date;

(k)          any material adverse change or any threat of any material adverse change in the Company’s or its Subsidiaries’ relations with, or any loss or threat of loss of, any of the Company’s five (5) largest suppliers, five (5) largest referral sources (who are not also customers) or customers representing $100,000 or more in annual revenue;

(l)           any write-offs as uncollectible of any notes or accounts receivable of the Company or its Subsidiaries or write-downs of the value of any assets or inventory by the Company or its Subsidiaries other than in immaterial amounts (any aggregate amount of $10,000 or less is deemed immaterial);

(m)         any change by the Company or its Subsidiaries in any method of accounting or keeping its books of account or accounting practices including any changes in the assumptions underlying or method of calculating bad debt or other reserves of the Company, or any change or modification in either if the Company’s existing credit, collection or payment policies, procedures and practices with respect to accounts receivable and accounts payable, including without limitation, acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables;

(n)          any creation, incurrence, assumption or guarantee by the Company or its Subsidiaries of any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business, or any creation, incurrence, assumption or guarantee by the Company or its Subsidiaries of any indebtedness for money borrowed;

(o)          any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, any Shareholder or any Affiliate thereof, except for compensation to the officers and employees of the Company or its Subsidiaries in the ordinary course of business and consistent with past practice;

(p)         any disposition of or failure to keep in effect any rights in, to or for the use of any patent, trademark, service mark, abandonment, trade name or copyright, or any disclosure (other than to an employee of the Company or its Subsidiaries) or other disposal or forfeiture of any trade secret, process or know-how;

(q)         any Tax election (or revocation or change of a Tax election), any change in any method of accounting for Tax purposes, or any settlement or compromise of any Tax liability other than in each case in the ordinary course of business consistent with past practice; or

(r)          any transaction, agreement or event outside the ordinary course of the Company’s or its Subsidiaries’ business or inconsistent with past practice, including, but not limited to, any agreement by the Company or any Affiliate thereof to compensate any officer, director, independent contractor, or employee of the Company or its Subsidiaries in any manner upon or with respect to the consummation of the transactions contemplated by this Agreement.

3.10.        Taxes.

(a)          The Company and each of its Subsidiaries have timely filed all Tax Returns required to have been filed by it, and has timely paid all Taxes that are due and payable by them (whether or not shown on such Tax Returns).  All such Tax Returns are true, correct and complete in all material respects (after giving effect to any relevant amendments that have been filed as of the date hereof ).  The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid by them in connection with amounts paid or owing to any employee, member, creditor, independent contractor or other party.  No Tax Return of the Company or any of its Subsidiaries is presently subject to an extension of time to file.  The provision for Taxes reflected in the Company’s Balance Sheet is adequate to cover all Tax liabilities of such Company and its Subsidiaries, whether or not disputed, with respect to any taxable period (or portion thereof) ending on or before the Balance Sheet Date and nothing has occurred subsequent to that date to make any of such accruals inadequate.  All Taxes of the Company and its Subsidiaries relating to taxable periods (or portion thereof) beginning after the Balance Sheet Date have been paid or are adequately reserved for on the books and Financial Statements of such Company.  No adjustment relating to any Tax Return filed by the Company (or any of its Subsidiaries) has been proposed in writing by any Governmental Entity.  No written claim has ever been made that the Company (or any of its Subsidiaries) is or may be subject to taxation in a jurisdiction in which such Company does not file Tax Returns.

(b)          The Company has not requested or entered into any agreement or other arrangement or executed any waiver providing for any extension of time within which (i) to file any Tax Return in respect of any Taxes for which the Company or any Subsidiary is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which either the Company or any Subsidiary is or may be liable; (iii) either the Company or any Subsidiary is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which either the Company or any Subsidiary is or may be liable.  There are no Encumbrances with respect to Taxes on any of the assets of the Company (or any of its Subsidiaries).

(c)          To the knowledge of the Company, no unresolved assessments, reassessments, audits, claims, actions, suits, proceedings or, investigations exist or, have been initiated with regard to any Taxes or Tax Returns of the Company (or any of its Subsidiaries).  To the knowledge of the Company, no assessment, reassessment, audit or investigation by any Governmental Authority is underway, threatened or imminent with respect to Taxes for which the Company (or any of its Subsidiaries) may be liable, in whole or part.

(d)          Neither the Company nor any Subsidiary of the Company is a party to any Tax sharing, Tax allocation agreement or Tax indemnification agreement or any other agreement with any person or entity pursuant to which the Company would have an obligation to pay Taxes of another person following the Closings.

(e)          The Company has delivered to Buyer true, correct and complete copies of all income Tax Returns for the Company and its Subsidiaries for all taxable periods beginning on or after January 1, 2003, together with all copies of all notices of assessment and notices of reassessment relating to any Tax issues of the Company and its Subsidiaries and any other correspondence with taxing authorities for any taxable period beginning on or after January 1, 2003.

(f)           No Subsidiary has filed an election to be treated as a “disregarded entity” pursuant to Treasury Regulation § 301.7701-3, effective as of the date of incorporation of such Subsidiary.

(g)         Neither the Company nor any Subsidiary is the subject of a Tax ruling with respect to any Tax matter that has continuing effect after the Closings.

(h)          The Company has never agreed to make, nor is the Company required to make, any adjustment under Section 481 of the Code (or similar provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise.  Neither the Company nor any Subsidiary owns an interest in any entity characterized as a partnership for federal income Tax purposes.

(i)           The Company is not a party to any agreement (including this Agreement), contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Tax law).

(j)           No amount in respect of any outlay or expense that is deductible in computing the income of the Company (or a Subsidiary of the Company) for the purposes of the ITA has been owing by the Company (or its Subsidiary) for longer than two (2) years to a Person with whom it was not dealing at arm’s length (for the purposes of the ITA) at the time the outlay or expense was made or incurred.

(k)          There are no circumstances which exist and would result in, or which have existed and resulted in, the application of any of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the ITA, or any equivalent provision of the taxation legislation of any province or territory of Canada, to the Company (or any of its Subsidiaries) at any time up to and including the Closing Date in respect of any transaction entered into.

(l)           The Company is a registrant for the purposes of the Excise Tax Act (Canada) (the “ETA”) having the registration number 897795704 RT0001.  The Company is not and has never been a financial institution within the meaning of the ETA.

(m)         The Company has not, directly or indirectly, transferred property to or supplied services to, or acquired property or services from, any Person with whom it was not dealing at arm’s length (for the purposes of the ITA) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of such property or services.

(n)          For all transactions between the Company (or any Subsidiary of the Company) and any non-resident Person with whom the Company (or its Subsidiary) was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Closing Date, to which section 247(2) of the ITA applies, the Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(o)          Neither the Company nor any Subsidiary of the Company has entered into any advance pricing agreement with any Governmental Entity.

For purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties and impositions or any other charges of any kind whatsoever imposed by any Governmental Entity including, but not limited to, taxes based upon or measured by gross receipts, income, profits, capital, sales, goods and services, use and occupation, and value added, ad valorem, transfer, land transfer, franchise, withholding, payroll, recapture, employment, wage, employer health, social security, education, excise and property taxes, all surtaxes, all custom duties and import and export taxes and all unemployment insurance, health insurance and Canada, Quebec and other government pension plan premiums, workers’ compensation levies, and retirement contributions, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i), above, as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or as a result of being a “transferee” (within the meaning of section 160 of the ITA or any other laws) of another taxpayer or entity and (iii) any liability, for the payment of any amounts of the type described in clauses (i) or (ii), above, as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.  “Tax Returns” includes, without limitation, all federal, state, local and foreign returns, estimates, information statements, elections, notices, filings, statements and reports required to be filed, or in fact filed, relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or their operations including all schedules or statements required to be included therewith and any amendments or supplements to the foregoing.  “Code” shall mean the Internal Revenue Code of 1986, as amended to date.  “ITA” means the Income Tax Act (Canada), as amended.

3.11.        Accounts Receivable.  All of the accounts and notes receivable of the Company and its Subsidiaries represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, are not subject to any defenses, counterclaims or offsets and have been billed and are generally due within 30 days after such billing, subject to reserves for doubtful accounts recorded in the ordinary course of business consistent with past practices.  Section 3.11 of the Disclosure Letter sets forth (a) the total amount of accounts receivable of the Company outstanding as of the last day of the month immediately preceding the present month and (b) the agings of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the due date thereof.

3.12.        No Pending Litigation or Proceedings.  There are no actions, suits, investigations, or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of its assets or affecting the Capital Stock or the Shareholders’ rights thereto, at law or in equity, by or before any court or governmental department, agency or instrumentality, and, to the knowledge of the Company, there is no basis for any such action, suit, investigation or proceeding.  There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting the Company or any of its Subsidiaries, or any of their assets or businesses or affecting the Capital Stock or the Shareholder’s rights thereto.

3.13.        Contracts; Compliance.

(a)           Section 3.13(a) of the Disclosure Letter sets forth a list of the Company’s and its Subsidiaries’ material leases, licenses, contracts or commitments of any kind, oral or written, formal or informal (including, without limitation, any mortgages, security agreements, agreements relating to the borrowing of money, collective bargaining agreements, powers of attorney, distribution arrangements, intellectual property license agreements (other than licenses to standard, off-the-shelf desktop software or open source or quasi open source software), contracts or orders for future purchase or delivery of goods or rendition of services, non-competition or non-solicitation agreements).  All leases, licenses, contracts and other commitments to which the Company or any of its Subsidiaries is a party or by which either is bound are in full force and effect, the Company and its Subsidiaries and, to the knowledge of the Company, all other parties to such leases, licenses, contracts and other commitments have complied with the provisions thereof; neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party is in default under any of the terms thereof; and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by the Company, any Subsidiary or by any other party under any provision thereof.

(b)          Except as set forth in Section 3.13(b) of the Disclosure Letter, no contract or any other agreement or other arrangement between the Company or any of its Subsidiaries and their customers or any third party requires the consent of any person for such contract or other agreement to be valid and binding following the consummation or the Closings of the transactions contemplated hereby.

3.14.        Compliance With Laws and Environmental Matters.

(a)          Environmental Matters.  No Hazardous Materials have been Released by the Company or any of its Subsidiaries, or by any other party for which the Company or any of its Subsidiaries could be responsible or liable, at, on, about, under or from any property now or formerly owned, operated or leased by the Company or any of its Subsidiaries or in connection with the operation of the respective businesses of the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received any requests for information, notices of claim, demands or other notifications that it or they (or any of their predecessors) is or may be potentially responsible with respect to any investigation or cleanup of, or liability with respect to, Hazardous Materials Released or Managed at any property now or formerly owned, operated or leased by it or at any off-site location to which the Hazardous Materials Released or Managed by it or any of its Affiliates or any of its predecessors have been transported, disposed of, or have come to be located.  Neither the Company nor any of its Subsidiaries has received notice that it has been identified as a potentially responsible party at any federal, state, provincial or local or list of contaminated sites or sites at which there are, have been or are suspected to have been Releases of Hazardous Materials.  Neither the Company nor any of its Subsidiaries knows or has reason to know of any facts or circumstances related to environmental matters that could lead to any future environmental claims, liabilities, expenses or responsibilities against the Company, any of its Subsidiaries or the Buyer.  Neither the Company nor any of its Subsidiaries has retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or conditions.

(b)          Compliance with Laws.  Section 3.14(b) of the Disclosure Letter sets forth a list of all material permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals from federal, provincial, state, local and foreign governmental and regulatory bodies held by the Company or any of its Subsidiaries, including Environmental Permits, and no additional material permits, certificates, licenses, approvals, registrations or authorizations are required to be held by the Company or any of its Subsidiaries under any laws, rules and regulations in connection with their businesses, including Environmental Laws.  All such permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals are in full force and effect and the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions thereof.  The Company and each of its Subsidiaries has complied in all material respects with all applicable federal, provincial, state and municipal statutes, rules, regulations and orders (including without limitation Environmental Laws and those relating to equal employment practices and fair trade practices).  No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of the Company, threatened by any governmental or other entity (i) with respect to any alleged violation by the Company or any of its Subsidiaries of any law, ordinance, rule, regulation, or order of any governmental entity or Environmental Law or (ii) with respect to any alleged failure by the Company or any of its Subsidiaries to have any material permit, certificate, license, approval, registration or authorization required in connection with its business or Environmental Permit, or any suspension or adverse modification thereof, or (iii) the Management or Release of, or exposure to, Hazardous Materials by or on behalf of the Company, any of its Subsidiaries, their Affiliates or any of their predecessors or in relation to the Company, any of its Subsidiaries or their predecessors’ business.

(c)          Certain Definitions.  “Environmental Laws” means all applicable environmental laws, rules, regulations, judgments, orders and consent agreements.  “Environmental Permits” means all permits, certificates, licenses, approvals, registrations and authorizations required under Environmental Laws.  “Hazardous Materials” means hazardous or toxic material, substance, waste, pollutant, contaminant, chemical or substance regulated by any Environmental Laws.  “Released” means released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape.  “Management,” when referring to environmental matters, means the use, possession, generation, treatment, manufacture, process, handling, storage, recycling, transportation or disposal of Hazardous Materials.

3.15.        Consents.  Except as set forth in Section 3.13(b) of the Disclosure Letter, no consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation after the Closings by the Company or any of its Subsidiaries of the businesses conducted prior to the Closings.

3.16.        Title.  The Company and its Subsidiaries have good and marketable title to all of their properties and assets, including the properties and assets reflected in their respective Balance Sheets (except those disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Encumbrances, any tenancy, encroachment, right of way, easement, or any other matter affecting title, except (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties or impairs the operations of the Company or any of its Subsidiaries, and (b) liens for current taxes not yet due and payable (collectively “Permitted Encumbrances”).

3.17.        Real Estate.

(a)          Neither the Company nor any of its Subsidiaries owns any real property.  Section 3.17 of the Disclosure Letter contains a true, correct and complete list of all real properties leased, subleased, licensed or otherwise occupied by the Company or for which the Company or any of its Subsidiaries has any obligation, financial or otherwise (collectively, the “Real Properties”).  Except as disclosed in Section 3.17 of the Disclosure Letter, neither the Company nor any of its Subsidiaries owns or holds any leasehold interest or other right, title or interest whatsoever in any real property or occupy or operate in any real property.  Except as set forth in Section 3.17 of the Disclosure Letter, no other Person has any oral or written right, agreement or option to acquire, lease, sublease or otherwise occupy all or any portion of the Real Properties.

(b)          Accurate and current copies of all real property leases, subleases, licenses or other occupancy agreements (and all amendments thereto) listed in Section 3.17 of the Disclosure Letter have previously been delivered to Buyer (collectively, the “Leases”).  Neither the Company nor any of its Subsidiaries has assigned its rights under any of the Leases.  The Leases are in full force and effect and constitute binding obligations of the Company or any of its Subsidiaries and the other parties thereto and (i) there are no defaults thereunder by the Company, any of its Subsidiaries or by any other party thereto and (ii) no event has occurred which with notice, lapse of time, or both would constitute a default by the Company or any of its Subsidiaries or by any other party thereto.

3.18.        Transactions with Related Parties.  No Related Party:

(a)          has borrowed money or loaned money to the Company or any of its Subsidiaries that has not been repaid;

(b)          has any contractual or other claim, express or implied, of any kind whatsoever against the Company or any of its Subsidiaries (other than employment relationships at the salaries disclosed in the Disclosure Letter);

(c)          had, since January 1, 2007, any interest in any property or assets used by the Company or any of its Subsidiaries in their business; or

(d)          has been engaged, since January 1, 2007, in any other transaction with the Company or any of its Subsidiaries (other than employment relationships at the salaries disclosed in the Disclosure Letter).

3.19.        Condition of Assets.  The buildings, machinery, equipment, furniture, improvements and other assets of the Company and its Subsidiaries, including those reflected in the Balance Sheets, are in good operating condition and repair, have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are used in their business.  There are no facts or conditions affecting such assets which could reasonably be expected to interfere with the use, occupancy or operation of such assets as currently used, occupied or operated.

3.20.        Compensation Arrangements; Bank Accounts; Officers and Directors.  Section 3.20 of the Disclosure Letter sets forth the following information:

(a)          the names and current annual salary or hourly wage, including any bonus opportunity, if applicable, of all present officers and employees of the Company and its Subsidiaries, together with a statement of the full amount of all cash remuneration paid by the Company, its Subsidiaries, and the Shareholders to each such person and to each present director of the Company or any of its Subsidiaries during the twelve-month period preceding January 1, 2009;

(b)          the name of each bank in which the Company or any of its Subsidiaries has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto; and

(c)           the names and titles of all directors and officers of the Company and any of its Subsidiaries and of each trustee and plan administrator of each Benefit Plan.

3.21.        Labour Relations.

(a)           Except as disclosed in Section 3.21(a) of the Disclosure Letter, (i) no employee of the Company or any of its Subsidiaries is represented by any union or other labour organization; (ii) there is no unfair labour practice complaint against the Company or any of its Subsidiaries pending or threatened before the National Labor Relations Board or similar agency; (iii) there is no labour strike, dispute, slow down or stoppage actually pending or threatened against or involving the Company or any of its Subsidiaries; (iv) no grievance under any collective bargaining agreement or otherwise relating to the laws concerning union representation which might have an adverse effect on the Company or any of its Subsidiaries or the conduct of its business as pending; (v) no private agreement restricts the Company or any of its Subsidiaries from relocating, closing or terminating any of their operations or facilities; (vi) in the past three years neither the Company or any of its Subsidiaries has experienced any work stoppage or other labour difficulty or committed any unfair labour practice; Section 3.21(a) of the Disclosure Letter contains a list of all employment manuals and other similar documents containing rules or regulations or policies of the Company and its Subsidiaries currently in effect regarding the general conduct, compensation, labour relations and employment and severance of the Company’s and each of its Subsidiaries’ employees, copies of which have heretofore been provided to Buyer.

(b)          None of the Company’s current employees holds a valid, unexpired temporary work authorization, or other valid unexpired authorization to work pursuant to the INA or implementing regulations (“Work Authorization”).  The Company has not received any notice from any Governmental Entity, domestic or foreign, that any non-immigrant status or work authorization has been revoked or suspended.  There is no action pending or, to the knowledge of the Company, threatened regarding failure to comply in whole or in part with any immigration laws; nor is there any action pending or threatened action to revoke or adversely modify the terms of any Work Authorization.

3.22.        Insurance.  Section 3.22 of the Disclosure Letter contains a complete and correct list of all policies and contracts for insurance (including, but not limited to, property, product liability and general liability) of which the Company or any of its Subsidiaries is the owner, insured or beneficiary, or covering any of its properties, indicating for each policy the carrier, risks insured, the amounts and dates of coverage, deductible, premium rate, cash value if any, expiration date and any pending claims thereunder (each, a “Policy,” and collectively, the “Policies ”).  Each Policy is outstanding and in full force and effect.  Neither the Company nor any of its Subsidiaries has an obligation to obtain a policy or contract for insurance other than as covered by the Policies.  There is no default with respect to any provision contained in any Policy, nor has there been any failure to give any notice or present any claim under any Policy in a timely fashion or in the manner or detail required by the Policy.  Except as set forth in Section 3.22 of the Disclosure Letter, (a) there are no outstanding claims under any Policy, (b) there are no premiums or claims due under any Policy which remain unpaid, and (c) there have been no gaps in coverage for the last five years.  Section 3.22 of the Disclosure Letter contains an accurate and complete description of any provision contained in any Policy which provides for retrospective or retroactive premium adjustments.  Within the past two years, no notice of cancellation or non-renewal with respect to, or disallowance of any material claim under, any Policy has been received by the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years.

3.23.        Patents and Intellectual Property Rights.

(a)          Section 3.23(a) of the Disclosure Letter sets forth a complete and accurate list of all patents and patent applications, registered trademarks, applications for registration of trademarks and material unregistered trademarks, registered and material unregistered copyrights (including computer software programs), registrations and applications for industrial designs, and domain name registrations owned or held for use by the Company or any of its Subsidiaries in the conduct of its business, specifying as to each such item, as applicable:  (i) the owner of the item, (ii) the jurisdictions in which the item is held, issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the date of application and issuance or registration of the item.

(b)          The Company and its Subsidiaries own or are licensed or otherwise have the right to use all Intellectual Property used in the conduct of their businesses as currently conducted and as proposed to be conducted.

(c)          The business operations of the Company and its Subsidiaries as it is currently conducted or proposed to be conducted, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company and its Subsidiaries, to the knowledge of the Company, does not and will not, infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third party, or, to the knowledge of the Company, constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company does business, and no claim has been made, notice given, or dispute arisen to that effect.  Neither the Company nor any of its Subsidiaries has any pending claims that a third party has violated or infringed any Intellectual Property owned or licensed to the Company or its Subsidiaries, and to the knowledge of the Company, no third party is violating or infringing any Intellectual Property owned or licensed to the Company or its Subsidiaries.

(d)          All of the items of Intellectual Property listed in Section 3.23(a) of the Disclosure Letter are valid and in full force, are held of record in the name of the Company or a Subsidiary free and clear of all liens, claims or encumbrances (including claims of joint authors or inventors and moral rights), and, to the knowledge of the Company, are not the subject of any cancellation, opposition or reexamination proceeding, or any other proceeding challenging their extent, ownership or validity.  The Company or Subsidiary is the applicant of record in all patent applications, and applications for trademark, service mark, trade dress, industrial design, copyright, mask work and domain name registration indicated in Section 3.23(a) of the Disclosure Letter as owned by the Company or Subsidiary, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application.

(e)          The Company and its Subsidiaries have taken commercially reasonable steps to preserve and protect the confidentiality of the proprietary information, trade secrets, and know-how of the Company and its Subsidiaries.  There has been no unauthorized release, publication, disclosure or other dissemination (i) of the trade secrets, know-how or other confidential or proprietary information of the Company or its Subsidiaries or (ii) by the Company or its Subsidiaries of any third party’s trade secrets, know-how or other confidential or proprietary information.

(f)          No Intellectual Property owned by a Company or a Subsidiary was developed, in whole or in part (i) pursuant to or in connection with the participation by a Company or a Subsidiary, or any officer, director, employee, agent, consultant or contractor of a Company or a Subsidiary, in the development of any professional, technical or industry standard, (ii) under contract with or to any Governmental Entity, or (iii) using any software, software development toolkits, databases, libraries, scripts, or other, similar modules or components of Software that are subject to “open source” or similar license terms, including by way of example and not limitation, the GNU General Public License or GNU Limited General Public License.

(g)          All Intellectual Property owned or purported to be owned by the Company or any Subsidiary (a) was created as a work for hire (as defined under U.S. copyright law) by persons who were at the time of creation the regular, full-time, salaried employees of the Company or Subsidiary , the Intellectual Property rights in which are now owned by the Company; or (b) was fully and irrevocably assigned and transferred to a Company or a Subsidiary pursuant to a written agreement executed by the inventor(s) or author(s), whether such inventor(s) or author(s) were employees, contractors or agents of the Company or a Subsidiary.

(h)           All Intellectual Property owned or purported to be owned by the Company or any Subsidiary were created by persons who at the time were either full-time employees of the Company or Subsidiary who created the Intellectual Property in the course of their employment or they were contractors, all of whom have transferred and assigned all of their rights in and to such Intellectual Property to the Company or its Subsidiary pursuant to written assignment agreements and have waived their moral rights and rights of a similar nature in and to such Intellectual Property.

(i)           Information Technology.  The information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use in the business by the Company and any of its Subsidiaries, including all computer hardware, software, firmware and telecommunications systems used in the business of the Company and any of its Subsidiaries, is adequate for the operation of the business of the Company and any of its Subsidiaries to date and operates in material conformance with the specifications for such systems.

(j)           As used herein, “Intellectual Property” means all rights recognized anywhere in the world arising under (i) patents and patent applications, including any continuations, divisionals, continuations-in-party, extensions or reissues of the foregoing; (ii) trademarks, service marks, logos, taglines, trade dress and other indicators of source, and all registrations and applications for registration of any of the foregoing, and all renewals thereof, and all business goodwill appurtenant thereto; (iii) works of authorship and copyrightable works, whether or not registered or published, and all registrations and applications for registration of copyrights; (iv) industrial designs, (v) Internet domain name registrations; (vi) computer software and databases; (vii) trade secrets and confidential or proprietary information, methods, processes and formulae; and (viii) publicity and personality rights.

3.24.        Employee Benefits Matters.

(a)          Set forth on Sections 3.24(a)(i) and 3.24(a)(ii) of the Disclosure Letter is a true and complete list of each Non-U.S. Benefit Plan and each U.S. Benefit Plan, respectively.

(b)          Non-U.S. Benefit Plans.

(i)           Neither the Company nor any of its Subsidiaries has any formal plans or commitments, legally binding or otherwise, to create any additional pension, benefit or compensation plans or to modify or change any existing Non-U.S. Plan such as would affect any of their current employees or former employees.

(ii)          Current and complete copies of all written Non-U.S. Benefit Plans (or, where unwritten, written summaries of the material terms thereof) have been provided or made available to the Buyer, together with current and complete copies of all documents relating to the Non-U.S. Benefit Plans, including, as applicable:

(1)	all documents establishing, creating or amending one or more of the plans;

(2)	all trust agreements, funding agreements, or insurance contracts;

(3)	the most recent financial statements, accounting statements and actuarial reports;

(4)	all annual information returns and professional opinions (whether or not internally prepared) with respect to each plan;

(5)	all material internal memoranda concerning the plans;

(6)	copies of all material correspondence with any Governmental Entity with respect to each plan;

(7)	all booklets, summaries, manuals and written communications of a general nature distributed or made available to any employees or former employees concerning any plan; and

(8)	all investment management agreements and other service provider contracts, and all subscription and participation agreements.

(iii)         There are no entities other than the Company or any of its Subsidiaries participating in any Non-U.S. Benefit Plan.  At no time has the Company or any of its Subsidiaries participated in, contributed to or been required to contribute to a multi-employer pension plan.

(iv)        Each of the Non-U.S. Benefit Plans is and has been established, maintained, funded, communicated, invested and administered in compliance in all material respects with its terms, all employee plan summaries and booklets and with applicable law; and neither the Company nor any of its Subsidiaries has received, in the last 6 years, any written notice from any person or Governmental Entity questioning or challenging such compliance, and have no knowledge of any such notice within the past 6 years from Governmental Entity questioning or challenging such compliance beyond the last 6 years.

(v)          All material obligations of the Company and the Subsidiaries required to be performed in connection with the Non-U.S. Benefit Plans and funding media established therefor up to the date hereof have been performed, and there are no outstanding defaults or violations by any party thereto.  There have been no improper withdrawals, applications or transfers of assets from any Non-U.S. Benefit Plan or the trusts or other funding media relating thereto.

(vi)        All required contributions and/or premiums to be made under the Non-U.S. Benefit Plans have been fully paid to the date hereof in a timely fashion in accordance with the terms of that plan and all applicable laws, and no taxes, penalties or fees are owing or eligible under any Non-U.S. Benefit Plan, and there are no liabilities or contingent liabilities in respect of any Non-U.S. Benefit Plan that has been discontinued.

(vii)        None of the Non-U.S. Benefit Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees.

(viii)       None of the Non-U.S. Benefit Plans require or permit a retroactive increase in premiums or payments, or require additional payments or premiums on the termination of any Non-U.S. Benefit Plan or insurance contract in respect thereof, and the level of insurance reserves, if any, under any insured Non-U.S. Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(ix)          None of the Company, any Subsidiary, or any administrator or fiduciary in respect of one or more of the Non-U.S. Benefit Plans, or any agent of any of the foregoing, have been in breach of any fiduciary obligation with respect to the administration or investment of the Non-U.S. Benefit Plans or have engaged in any transaction or have acted or failed to act in a manner which would subject such person to any liability for breach of fiduciary duty under applicable laws.

(x)          There exists no liability in connection with any former pension, compensation or benefit plan relating to the employees or former employees of the Company or its Subsidiaries and their beneficiaries that has terminated and all procedures for termination of each such former plan have been properly followed in accordance with the terms of such former plan and applicable law.

(xi)          There are no outstanding actions, suits or claims pending or threatened concerning the assets held in the funding media for the Non-U.S. Benefit Plans (other than routine claims for the payment of benefits submitted by members or beneficiaries in the normal course), and there is no litigation, legal action, suit, investigation, claim, counterclaim or proceeding pending or  threatened against or affecting any Non-U.S. Benefit Plan which could have a material adverse effect on the Company, its Subsidiaries or on any Non-U.S. Benefit Plan maintained as of the Closing Date.

(xii)        None of the Company nor any of its Subsidiaries currently sponsors, maintains, contributes to or has any liability under, nor has ever sponsored, maintained, contributed to or incurred any liability under a “registered pension plan” or a “retirement compensation arrangement” or a “deferred profit sharing plan”, each as defined under the Income Tax Act (Canada), a “pension plan” as defined under applicable pension benefits standards legislation, or any other plan organized and administered to provide pensions for employees.

(xiii)       No Non-U.S. Benefit Plan provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit or the acceleration of increase in any funding obligation in respect thereof by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(xiv)       All employee data necessary to administer each Non-U.S. Benefit Plan is in the possession of the Company or the Subsidiaries or their agents and is in a form which is sufficient for the proper administration of the plan in accordance with its terms and all applicable laws and such data is complete and correct.

(xv)        Subject to the requirements of applicable laws, no provision of any Non-U.S. Benefit Plan or of any agreement, and no act or omission of the Company or its Subsidiaries in any way limits, impairs, modifies or otherwise affects the right of the Company or its Subsidiaries to unilaterally amend or terminate any Non-U.S. Benefit Plan.

(c)           U.S. Benefit Plans.

(i)           As applicable with respect to each U.S. Benefit Plan, the Company and its Subsidiaries have delivered to Buyer, true and complete copies of (i) each U.S. Benefit Plan, including all amendments thereto, and in the case of an unwritten U.S. Benefit Plan, a written description thereof, (ii) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports (Form 5500 and all schedules thereto), (v) the most recent Internal Revenue Service (“IRS”) determination or opinion letter and each currently pending application to the IRS for a determination letter and (vi) all records, notices and filings concerning IRS or Department of Labor audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and “reportable events” within the meaning of Section 4043 of ERISA.

(ii)          The Company, its Subsidiaries and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA, the Code and other laws applicable to the U.S. Benefit Plans.  Each U.S. Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and other laws except that in any case in which any U.S. Benefit Plan is currently required to comply with a provision of ERISA, the Code or another applicable law, but is not yet required to be amended to reflect such provision, it has been maintained, operated and administered in accordance with such provision.  Any noncompliance or failure properly to administer a U.S. Benefit Plan or related trust has not exposed such U.S. Benefit Plan or related trust, the Company or any of its Subsidiaries, any ERISA Affiliate or the Buyer to any taxes, penalties or liabilities to any person, the U.S. Benefit Plan to disqualification or the trust to a loss of tax-exempt status.

(iii)         The U.S. Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a “Pension Plan”) now meet, and at all times since their inception have met the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code.

(iv)         No U.S. Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.  Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither the Company, any of its Subsidiaries nor any ERISA Affiliate has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan.

(v)          There are no pending audits or investigations by any governmental agency involving any U.S. Benefit Plan, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the U.S. Benefit Plans), suits or proceedings involving any U.S. Benefit Plan, any fiduciary thereof or service provider thereto, nor to the best knowledge of the Company and its Subsidiaries is there any basis for any such claim, suit or proceeding.

(vi)         Neither the Company, any of its Subsidiaries, any ERISA Affiliate, nor to the best knowledge of the Company, any fiduciary, trustee or administrator of any U.S. Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in any transaction with respect to any U.S. Benefit Plan which would subject any such U.S. Benefit Plan, the Company or any of its Subsidiaries, any ERISA Affiliate or Buyer to a tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(vii)        The Company, its Subsidiaries and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each U.S. Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code.  Each U.S. Benefit Plan is in compliance in all material respects with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations issued thereunder.

(viii)       No U.S. Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a U.S. Benefit Plan qualified under Section 401(a) of the Code.  Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has made a written or oral representation to any current or former employee promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment.

(ix)          The Shareholders’ execution of, and performance of the transactions contemplated by, this Agreement will not constitute an event under any U.S. Benefit Plan that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee.

(x)           Each U.S. Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code complies both in form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such U.S. Benefit Plan is subject to tax under Section 409A of the Code.

(xi)          Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has any commitment to modify or amend any U.S. Benefit Plan (except as required by law or to retain the tax qualified status of any U.S. Benefit Plan).  Neither the Company, any of its Subsidiaries, nor any ERISA Affiliate has any commitment to establish any new benefit plan, program or arrangement.

(xii)         The Company and its Subsidiaries have, for purposes of each U.S. Benefit Plan and for all other purposes, correctly classified all individuals performing services for such entities as common law employees, independent contractors or agents, as applicable.

(xiii)        The assets of each U.S. Benefit Plan which provide retirement, medical or life insurance benefits following retirement are at least equal to the liabilities of such U.S. Benefit Plan.  Buyer will incur no liability with respect to any such U.S. Benefit Plan with respect to service thereunder performed before the Closing Date.

3.25.        Brokerage.  Except as set forth in Section 3.25 of the Disclosure Letter, neither the Company nor any of its Subsidiaries have made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee or commission as a result of the transactions contemplated hereunder or any other transactions related to the Company or its Subsidiaries.

3.26.        Relationship with Customers and Suppliers.

(a)          Other than those customers disclosed in Schedule 3.26 and any one-time customers, no customer billed $50,000 a year or more in revenue for the Company and any of its Subsidiaries since August 1, 2007, has ceased, or threatened to cease, to use the products or services of the Company or any of its Subsidiaries, has threatened to reduce materially the amount of products or services historically purchased from the Company or any of its Subsidiaries, or has threatened to otherwise materially and adversely modify its business relationship with the Company or any of its Subsidiaries.

(b)          Other than those suppliers disclosed in Schedule 3.26 and any one-time suppliers, no supplier representing $50,000 a year or more in payments by the Company or any of its Subsidiaries since August 1, 2007, has ceased, or threatened to cease, to deliver the products or services used by the Company or any of its Subsidiaries, has threatened to reduce materially the delivery of such products or services, or has or has threatened to otherwise materially and adversely modify its business relationship with the Company or any of its Subsidiaries.

3.27.        Disclosure.

(a)          No representation or warranty by the Company in this Agreement, the Ancillary Agreements or the Disclosure Letter contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein when taken as a whole not misleading.

(b)          The Company has no reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder, severally and not jointly, represents and warrants to Buyer as follows:

4.1.           Ownership of Shares.  Each Shareholder is the holder of record and owns beneficially the Capital Stock listed on Section 4.1 of the Disclosure Letter, free and clear of any Encumbrances. At the Canadian Closing, each Shareholder will deliver to Buyer good and valid title to its Capital Stock, free and clear of any Encumbrances.  No Shareholder is a party to any voting trust, proxy or other agreement with all respect to the voting of any Capital Stock which will remain in force or effect after the Closings.

4.2.           Authority.  Each Shareholder has full legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which such Shareholder is a party and to perform its obligations hereunder and thereunder.  Assuming the due authorization, execution and delivery of this Agreement and each Ancillary Agreement to which any Shareholder is a party by the Buyer and the Company, as the case may be, this Agreement and each Ancillary Agreement to which such Shareholder is a party constitutes the legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting creditors’ rights and subject to general principles of equity, including the principles applicable to fiduciaries, regardless of whether such enforceability is considered in a proceeding in equity or at law.  Each consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body, or any other Person required by applicable law on or before the Closings for or in connection with the execution and delivery by any Shareholder of this Agreement, or the performance by such Shareholder of its obligations hereunder, will have been obtained or made on or before the Closings, except where the failure to obtain any such consent, authorization, order, approval, filing or registration would not affect such Shareholder’s ability to perform its obligations under this Agreement in any material respect.

4.3.           Consents.  Except as set forth in Section 4.3 of the Disclosure Letter, no consent, approval, or authorization of, or exemption by, or filing is required to be obtained or made by any Shareholder in connection with the execution, delivery, and performance by such Shareholder of this Agreement, or any Ancillary Agreement to which such Shareholder is a party or the taking by such Shareholder of any other action contemplated hereby or thereby or the continuation after the Closings by the Company of the businesses conducted prior to the Closings.

4.4.           No Violation of Laws or Agreements.  The execution, delivery and performance by each Shareholder of this Agreement and the Ancillary Agreements to which such Shareholder is a party thereto, and the consummation by such Shareholder of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which such Shareholder is a party or by which it or any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation; (b) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of such Shareholder’s Capital Stock or give to others any interests or rights therein; (c) result in the maturation or acceleration of any liability or obligation of such Shareholder (or give others the right to cause such a maturation or acceleration); or (d) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which such Shareholder is a party or by which it may be bound.

4.5.           Brokers and Finders.  Except as set forth in Section 4.5 of the Disclosure Letter, no Shareholder has employed any investment banker, broker or finder, or incurred any liability for brokerage fees, commissions or finders fees, in connection with the transactions contemplated by this Agreement.

4.6.           Residence.  Each Shareholder is not a non-resident of Canada for purposes of the ITA.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and to the Shareholders as follows:

5.1.           Organization.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted.

5.2.           Authorization.  Buyer has all requisite power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and any Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and no further action is required on the part of Buyer to authorize the Agreement and any Ancillary Agreements to which it is a party and the completion of the transactions contemplated hereby and thereby.  This Agreement has been approved by the sole stockholder of Buyer.  This Agreement and each of the Ancillary Agreements to which Buyer is a party has been duly executed and delivered by Buyer, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Buyer, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting creditors’ rights and subject to general principles of equity, including the principles applicable to fiduciaries, regardless of whether such enforceability is considered in a proceeding in equity or at law.

5.3.           Consents.  No consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.4.           Brokerage.  Buyer has not made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee or commission as a result of the transactions contemplated hereunder.

5.5.           No Violation of Laws or Agreements.  The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreement to which the Buyer is a party thereto, and the consummation by the Buyer of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which the Buyer is a party or by which any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation; (b) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the Buyer’s capital stock or give to others any interests or rights therein; (c) result in the maturation or acceleration of any liability or obligation of the Buyer (or give others the right to cause such a maturation or acceleration); or (d) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which the Buyer is a party or by which it may be bound.

ARTICLE VI
MUTUAL COVENANTS

6.1.           Reasonable Efforts.

(a)           Subject to the terms and conditions provided in this Agreement, after the Closings each of the parties hereto shall cooperate with one another and use reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b)           Subject to the terms and conditions of the Earn-Out, Buyer shall not be required to agree to any divestiture by Buyer or the Company or any of Buyer’s subsidiaries or Affiliates of shares of capital stock or of any business, assets or property of Buyer or its subsidiaries or Affiliates or the Company or its Affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

6.2.           Additional Documents and Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely or evidencing the consummation of the Acquisition, this Agreement and the transactions contemplated hereby and thereby, including, in the case of the Shareholders, the execution of Subordination Agreements substantially similar in form to the those attached as Exhibit A to the Promissory Notes.

6.3.           Audit.  As soon as practicable following execution of this Agreement, the Shareholders shall cause Connolly & McNamara, Chartered Accountants, the Company’s public accountants (the “Accountants”) to prepare and deliver to Buyer, at the Buyer’s expense, audited financial statements for the Company for the year ended March 31, 2008 and such other periods as Buyer may reasonably request, which satisfy the Regulation S-X rules for public company audited financial statements, along with appropriate other documents to allow for use of such financial statements in public filings. The Shareholders shall also use their commercially reasonable best efforts to cause the Accountants to reasonably cooperate with Buyer in connection with filings that Buyer or its Affiliates are required to make under applicable law in which financial statements or other information regarding the Company is required to be included, including, without limitation, providing necessary consents to the inclusion of financial statements in such filings.

ARTICLE VII
COVENANTS OF THE COMPANY AND THE SHAREHOLDERS

7.1.           Confidentiality.  The Shareholders shall, and shall cause their respective Affiliates and representatives to, keep confidential and not disclose to any other person or entity or use for its own benefit or the benefit of any other person or entity any confidential proprietary information, technology, know-how, trade secrets (including, without limitation, all results of research and development), product formulas, industrial designs, franchises, inventions or other industrial and intellectual property regarding the Company or each of its businesses and operations (“Confidential Information”) in its possession or control.  The obligations of the parties under this Section 7.1 shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 7.1; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, the parties shall notify the appropriate Company as early as reasonably practicable prior to disclosure to allow such Company to take appropriate measures to preserve the confidentiality of such Confidential Information at the cost of such Company.

7.2.           Non-Solicitation and Non-Competition.

(a)           In consideration of the payment of the Purchase Price to the Shareholders and in order that Buyer may enjoy the full benefits of ownership of the business of the Company, each Shareholder covenants and agrees to the following:

(i)           Each Shareholder shall not, directly or indirectly through its Affiliates, engage, directly or indirectly, in any Competitive Activities.  For purposes of this Section 7.2, “Competitive Activities” shall mean any business within any state of the United States or any province in Canada that directly or indirectly competes with the Business.  For purposes of this Section 7.2, the “Business” means the delivery of information technology management consulting services through an information technology transformation or performance management method or framework; provided, however, the provision of any technical delivery role shall not be considered as a Competitive Activity.  The Shareholders and Buyer agree that the foregoing covenant is intended to prohibit each Shareholder from engaging in the Competitive Activities, as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity (except as a holder of equity or debt securities of a corporation which has a class of securities that are publicly traded on a stock exchange or the recognized over-the-counter market, and then only to the extent of owning not more than one percent (1%) of the issued and outstanding debt or equity securities of such corporation) for any person, firm or corporation.

(ii)           Each Shareholder shall not, directly nor indirectly through its Affiliates, (A) solicit, employ, retain as a consultant, interfere with or attempt to entice away from Buyer, the Company, any of their respective Affiliates or any successor to any of the foregoing, any individual who is, has agreed to be or within one year of such solicitation, employment, retention, interference or enticement has been, employed or retained by Buyer, the Company, any of their respective Affiliates, or any successor to any of the foregoing, or (B) engage or participate in any effort or act to induce any customers, suppliers, associates, or independent contractors of Buyer, the Company, any of their respective Affiliates or any successor to any of the foregoing to cease doing business or their association or employment, with Buyer, the Company, any of their respective Affiliates or any successor to any of the foregoing.

(b)           Term.  The duration of the restrictions contained in Section 7.2(a) for (i) Shareholders who are Management Shareholders shall be for a period of five (5) years and (ii) for Shareholders who are Key Staff shall be for a period of three (3) years, commencing on the date hereof.

(c)           Specific Performance.  Each Shareholder understands and agrees that the restrictions contained herein are a reasonable and necessary protection of the legitimate interests of the Company and Buyer and that any failure of  any Shareholder to comply with the requirements of this Section 7.2 will cause the Company and Buyer irreparable injury.  Each Shareholder acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 7.2 will be inadequate and, accordingly, each Shareholder covenants and agrees that the Company and Buyer shall, in addition to any other rights and remedies which such Company and Buyer may have, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction.  Such right to obtain equitable relief may be exercised, at the option of the Company and Buyer, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies that the Company and Buyer may have as a result of any such breach or threatened breach.

7.3.           Transfer of Intellectual Property.  The Shareholders that have provided services to the Company and/or otherwise contributed to its Intellectual Property agree to assign to the Company all copyrights, trade marks, service marks and trade names or any rights or agreements associated with any of the foregoing used in or relating to the business, including any rights to use the names “KOAN-IT Corp.” but only to the extent that the Shareholders have such rights.

7.4.           Access to Information Post-Closings.  During the five (5)-year period following the Closing Date, each party hereto shall cooperate with and make available to the other party, upon reasonable advance notice and during normal business hours, reasonable access to all books and records, Tax Returns and records, contracts and other information existing prior to and at the Closing Date which are necessary or useful in connection with any litigation, insurance matter, financial reporting requirement or obligation, Tax inquiry, audit, investigation or dispute, or any other matter requiring such books and records or information for any reasonable business purpose relating to the Company.  The party requesting such access shall bear all out-of-pocket costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred in connection with providing such books and records or other information.

7.5.           Post-Closing Bonus.  Buyer agrees that after the Closings it shall cause the Company to pay bonuses to the persons set forth on Exhibit H in an amount equal to the aggregate total amount of the U.S. Purchase Price.

ARTICLE VIII
TAX MATTERS

8.1.           Preparation of Returns.

(a)           From and after the Closing Date, Buyer shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns of the Company for all taxable periods beginning after the Closing Date.

(b)           Subject to Section 8.1(c), Buyer shall, at Shareholders’ expense, prepare and file, or cause to be prepared and filed, all Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date that have not been filed as of the Closing Date, including voluntary disclosure filings in any jurisdictions in which either Company has conducted business but has not previously filed Tax Returns (the “Company Pre-Closing Returns”).  The Company Pre-Closing Returns shall be prepared, where relevant, in a manner consistent with past practices except as otherwise required by applicable law.  Buyer shall provide to Shareholder’s Agent, for its review and comment, drafts of the Company Pre-Closing Returns to be filed after the Closing Date not later than 30 days prior to the deadline for filing such returns, and shall make all changes reasonably requested by Shareholder’s Agent; provided that Shareholder’s Agent shall have requested such changes within 20 days after receiving such returns.

(c)           In the case of any taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”), Buyer shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns of the Company that are required to be filed with respect to such Straddle Periods (the “Straddle Period Returns”).  The Straddle Period Returns shall be prepared, where relevant, in a manner consistent with past practices except as otherwise required by applicable law.  Buyer shall provide to Shareholder’s Agent, for its review and comment, drafts of the Straddle Period Returns to be filed after the Closing Date not later than 30 days prior to the deadline for filing such returns, and shall make all changes reasonably requested by Shareholder’s Agent; provided that Shareholder’s Agent shall have requested such changes within 20 days after receiving such returns.  The Shareholders shall pay to the Company the amount of any Taxes apportioned to the Interim Period at least five (5) days prior to the date for payment of such Taxes to the extent such Taxes exceed the amount, if any, reserved in the Closing Balance Sheet and taken into account in determining any adjustment to the Initial Cash Consideration pursuant to Section 1.2(a).

8.2.           Tax Indemnification.  Subject to the terms and conditions of Article IX, after the Closing Date and up to the expiration of all periods allowed for objecting and appealing the determination of any proceedings relating to Pre-Closing Taxes, the Shareholders shall indemnify and hold harmless the Buyer and the Company from and against any Losses resulting from any Pre-Closing Taxes, including (i) any losses related to the failure by the Company to (in accordance with applicable law) report, withhold from or pay all required Taxes with respect to, wages, commissions and other compensation paid or owing to any employee or independent contractor of the Company, (ii) the Shareholders’ liability for transfer Taxes under Section 8.6, (iii) any increase in Tax liability resulting from the Company being liable for any Taxes (1) of any consolidated group of which the Company were a member on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign provisions and (2) of any Person as transferee or successor, by contract or otherwise for any Pre-Closing Tax Period or Interim Period and (iv) any sales, use or similar Taxes the Company or Buyer is required to impose, collect or pay, whether or not such Taxes are payable before or after the Closings, to the extent such Taxes must be imposed, collected or paid on equipment, products or services sold or contracted for lease by the Company prior to Closings; provided, however, that in the case of clauses (i), (ii), (iii) and (iv) above, the Shareholders shall be liable only to the extent that such a Tax exceeds the amount, if any, reserved for such Tax in the Closing Balance Sheet and taken into account in determining any adjustment to the Initial Cash Consideration pursuant to Section 1.2(a).

8.3.           Income Tax Refunds and Cooperation.  With respect to any pending or subsequently filed claim for refund of any Taxes of the Company in respect of any Pre-Closing Tax Period or Interim Period, or any claims or actions for refund of such Taxes by the Shareholders, Buyer agrees that the Shareholders will retain the right, with the cooperation of the Company and the Buyer, to prosecute, settle or abandon, on behalf of themselves or the Company, each of such claims or actions at the Shareholders’ expense; provided, however, that neither the Shareholders nor the Company shall prosecute, settle or abandon any such claim or action in a manner that may have a material adverse effect on the other parties’ Tax position or indemnification obligations under this Agreement.  Buyer further agrees to use its reasonable efforts to cause the Company to provide the Shareholders with all reasonable cooperation in obtaining such refunds and to make the records and personnel of the Company available to assist the Shareholders during regular business hours to prosecute any such claim or action for refund.  In the event that any income Tax refund is received by the Company in respect of any Pre-Closing Tax Period or Interim Period, the Company shall pay to the Shareholders an amount equal to such refund plus any interest earned on such refund less any expenses incurred by the Company, except to the extent such refund is reflected as an asset on the Closing Balance Sheet and is taken into account in determining any adjustment to the Initial Cash Consideration pursuant to Section 1.2(a).

8.4.           Assistance and Records.  The parties shall provide each other with such assistance as each may reasonably request in connection with (i) the preparation of Tax Returns required to be filed with respect to the Company, (ii) any audit or other examination by any Governmental Entity, (iii) any judicial or administrative proceedings relating to liability for Taxes, or (iv) any claim for refund in respect of such Taxes.  Such assistance shall include making employees available to other parties and their counsel, providing additional information and explanation of any material to be provided, and furnishing to or permitting the copying by any party or its counsel of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be used in connection with any such return, audit, examination, proceeding or claim.  The Shareholders will retain the right, with the participation of the Company, to conduct and resolve (at the Shareholders’ Expense) any audit, administrative or judicial proceeding relating to income Taxes with respect to any period (or portion thereof) ending prior to or on the Closing Date, to the extent the Shareholders may be obligated to indemnify Buyer and the Company pursuant to Section 8.2; provided, however, that no resolution of such proceeding shall be accepted that may have an adverse effect on the Company or Buyer, in which case, the Company will have the right to participate in and approve of the resolution of such proceeding.  The Company will promptly notify the Shareholder’s Agent of any such audit, proposed adjustment or related matter that could affect the Shareholders’ Tax liability pursuant to Section 8.2.  The Company will retain and upon the reasonable request of the Shareholder’s Agent provide any records or information which may be relevant to any such return, audit, examination, proceeding or claim.  The Shareholders shall reimburse the Company for any reasonable out-of-pocket expenses incurred by the Company or Buyer.

8.5.           Tax Election.  Notwithstanding anything else in this Agreement, the Buyer shall elect in the Tax Return for the period ending on the Closing Date to not have subsection 256(9) of the ITA apply in respect of the taxation year of the Company ending on the Closing Date.

8.6.           Transfer Taxes.  All sales, use, documentary, transfer or similar Taxes imposed on or against the Shareholders as a result of the transactions contemplated hereby shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary tax returns and other documentation with respect to all such Taxes, and, if required by applicable law, the Buyer will, and will cause the Company to, join in the execution of any such Tax Returns and other documentation.

8.7.           U.S. Closing.  For greater certainty and notwithstanding anything contained herein to the contrary: (a) the Company and Shareholders are making no representations or warranties with respect to the tax treatment of the transactions contemplated by the U.S. Closing and are not responsible for the tax consequences related solely thereto, (b) Parent and Buyer shall indemnify the Shareholders from any Losses incurred by the Shareholders resulting solely from the transactions contemplated by the U.S. Closing, and (c) the Shareholders shall not be required to indemnify Parent, Buyer, the Company or the U.S. Subsidiary from any Losses resulting solely from the transactions contemplated by the U.S. Closing.

ARTICLE IX
SURVIVAL AND INDEMNIFICATION

9.1.           Survival.  The representations and warranties under this Agreement, any Ancillary Agreement or in any statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby shall survive until the expiration of the twenty (20) month period following the Closing Date (the “Survival Period”) and no action or claim for Losses (as hereinafter defined) resulting from any breach of representations and warranties shall be brought or made after the Survival Period, except that such time limitation shall not apply to:

(a)           claims for breach of representations and warranties relating to Section 3.2 hereof (relating to capitalization), Sections 3.1 and 5.1 hereof (relating to organization), Section 3.3 hereof (relating to subsidiaries) Section 3.5, 4.2 and 5.2 hereof (relating to authority),  Sections 3.26, 4.5 and 5.4 hereof (relating to brokers) and Section 4.1 hereof (relating to ownership) which may be asserted without limitation;

(b)           claims for breach of representations and warranties relating to Section 3.10 hereof (relating to tax matters), Section 3.14 hereof (relating to environmental matters), Section 3.24 hereof (relating to employee benefits matters), which may be asserted until sixty (60) days after the running of the applicable statute of limitations (giving effect to any waiver or extension thereof); and

(c)           any claims which have been asserted and which are the subject of a written notice from the Shareholders’ Agent to Buyer or from Buyer to the Shareholders’ Agent, as may be applicable, prior to the expiration of the Survival Period, which notice specifies in reasonable detail the nature of the claim.

9.2.           General Indemnification.

(a)           Each Shareholder shall indemnify and defend and shall compensate and reimburse the Company, Buyer and each of their respective directors, officers and employees and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i)           any (A) breach of any representation or warranty made by the Company in this Agreement or any breach of any covenant made by the Company in this Agreement which covenant of the Company required performance prior to the Closings and (B) Retained Liabilities, on a joint and several basis with all other Shareholders;

(ii)           any breach of any representation, covenant or agreement made by any such Shareholder  in this Agreement or any Ancillary Agreement, whether such covenant of such Shareholders requires performance prior to or after the Closings, on a several, but not joint, basis;

provided, however, that (A) the Shareholders shall not have any obligation to indemnify Buyer from and against Losses resulting from, or arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Company or any Shareholder until Buyer has suffered Losses by reason of all such breaches in excess of $50,000 (the “Basket”), after which point the Shareholders will be obligated to indemnify Buyer from and against the aggregate amount of all such Losses regardless of the Basket; (B) there will be an aggregate ceiling equal to (i) $2,000,000, in the event no payments are paid to the Shareholders under the Earn-Out (the “First Cap Amount”), and (ii) $2,500,000, in the event that at least $500,000 is paid to the Shareholders under the Earn-Out (the “Second Cap Amount”), on the obligation of the Shareholders to indemnify Buyer from and against Losses resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Company and any Shareholder; provided further however, that the limitations in subsections (A) and (B) of this paragraph shall not apply to Losses arising in respect of claims for breach of representations and warranties relating to Section 3.2 (relating to capitalization), Section 3.1 (relating to organization), Section 3.3 (relating to subsidiaries), Section 3.5 (relating to authority), Section 3.6(b) (relating to immigration matters), Section 3.10 (relating to taxes), Section 3.24 (relating to employee benefits matters), Section 3.26 (relating to brokers), Section 4.1 (relating to ownership of shares), Section 4.2 (relating to authority), Section 4.5 (relating to brokers) and (C) the total liability of each Shareholder with respect to claims under Section 9.2 shall not exceed its Pro Rata Share of the Purchase Price actually received in connection with all claims.

(b)           Without limiting any other remedies available at law or in equity, Buyer shall have the right to set off against any payments due and owing from Buyer under the Promissory Notes and the Earn-Out.  From and after the Closings, prior to making any claim against any Shareholder, any indemnification to which Buyer is entitled under this Agreement as a result of any Losses incurred under Sections 9.2(a) shall be satisfied (i) first by set off against each Shareholder’s Pro Rata Share of payments owed to the Shareholders under Promissory Notes (whether or not then due) and (ii) second by set off against each Shareholder’s Pro Rata Share of payments earned and owed to the Shareholders, if any, with respect to the Earn-Out; provided, however, to the extent it is later finally determined by a court of competent jurisdiction or by the agreement of the parties that any amount that was so set off, or any portion thereof, was not due and owing to Buyer, Buyer shall pay such amounts to the Shareholders’ Agent promptly after such final determination, plus interest accruing from the time of set off at the Interest Rate.

(c)           No limitation or condition of liability provided in this Article IX shall apply to any breach of any representation or warranty contained herein if such breach of representation or warranty was made willfully or with intent to deceive.

(d)           Buyer shall indemnify the Shareholders and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i)           any breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Agreement; or

(ii)           any breach of any covenant or agreement made by Buyer in this Agreement or any Ancillary Agreement;

provided however, that indemnification obligations of the Buyer for breaches of representations and warranties pursuant to Section 9.2(d)(i) shall not exceed the First Cap Amount or the Second Cap Amount, as applicable, provided further however, that the limitations in this paragraph shall not apply to Losses arising in respect of claims for breach of representations and warranties relating to Section 5.1 (relating to organization), Section 5.2 (relating to authorization) or Section 5.4 (relating to brokers).

(e)           A party entitled to indemnification hereunder shall herein be referred to as an “Indemnitee.”  A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor.”  As soon as is reasonable after an Indemnitee either (i) receives notice of any claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder or (ii) sustains any Loss not involving a third-party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Article IX hereof, notify such Indemnitor in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify Indemnitor shall not relieve Indemnitor of its indemnity obligation, except to the extent Indemnitor is actually prejudiced in its defense of the action by such failure.

(f)           The Shareholders and Buyer agree that for purposes of (i) determining whether or not there has been a breach of a representation or warranty by the Company, the Shareholders or Buyer and (ii) calculating the amount of Losses incurred arising out of or relating to any such breach, the references to Material Adverse Effect or other materiality qualifications (or correlative terms), including as expressed in accounting concepts such as GAAP, shall be disregarded.

(g)           No right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closings or the knowledge of any party of any breach of a representation, warranty, covenant or agreement by the other party at any time, or the decision of any party to complete the Closings.  Notwithstanding anything to the contrary herein, Buyer shall have the right, irrespective of any knowledge or investigation of Buyer, to rely fully, and is relying fully, on the representations, warranties and covenants of the Company and the Shareholders contained herein.

(h)           No limitation or condition of liability provided in this Article IX shall apply to the indemnification obligation of the Shareholders set forth in Section 8.2 hereof.

9.3.           Adjustment to Purchase Price.  Any payments made by the Shareholders or any of them to Buyer under Section 8.2 or 9.2, and any indemnification payments made by the Shareholders or any of them to Buyer pursuant to this Article IX shall be, to the extent permitted by law, treated by all parties as a reduction in the Purchase Price received by the Shareholders hereunder.

ARTICLE X
MISCELLANEOUS

10.1.         Notices.  All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement or any other Ancillary Agreement shall be in writing and shall be deemed to have been duly given:  (a) when delivered, if delivered by hand; (b) one (1) business day after transmitted, if transmitted by a nationally-recognized overnight courier service; (c) when sent by facsimile transmission, if sent by facsimile transmission which is confirmed; or (d) three (3) business days after mailing, if mailed by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

(a)           if to Parent or Buyer:

7119747 Canada Inc.
c/o Emtec, Inc.
5 Greentree Center
Suite 117
Marlton, NJ 08053
Facsimile No.: (815) 346-7605
Attention: Stephen C. Donnelly

with a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Facsimile No.: (215) 994-2222
Attention: Carmen J. Romano, Esq.

(b)           if to the Company:

KOAN-IT Corp.
329 March Road, Suite 108 Ottawa, ON K2K 2E1
Facsimile No.: (613) 591-2640
Attention: Peter Pranschke

with a copy to:

LaBarge Weinstein Professional Corporation A Business Law Firm 515 Legget Drive, Suite 800 Ottawa, ON K2K 3G4 Facsimile No.: (613) 599-0018 Attention: Paul Amirault

(c)           if to the Shareholders’ Agent:

Peter Pranschke
7 Eagle Rock Way Ottawa ON K2S 1C9
Attention: Peter Pranschke

with a copy to:

LaBarge Weinstein Professional Corporation A Business Law Firm 515 Legget Drive, Suite 800 Ottawa, ON K2K 3G4
Facsimile No.: (613) 599-0018
Attention: Paul Amirault

10.2.       Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise specified, all dollar amounts in this agreement, including the symbol “$,” refer to Canadian currency.

10.3.       Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.4.       Entire Agreement; Assignment.  This Agreement, the exhibits hereto, the schedules hereto, the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned (other than by operation of law), except that Buyer may assign its respective rights and delegate its respective obligations hereunder to its respective Affiliates, provided that Buyer provide the Company and the Shareholders prior written notice of such intention.

10.5.       Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6.       Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7.       Governing Law.  This Agreement shall be deemed a contract under, and shall be governed by, construed, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (excluding any conflict of law rule or principle of such laws that might refer such interpretation or enforcement to the laws of another jurisdiction) and each party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or relating hereto.

10.8.        Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9.        Public Disclosure.  After the Closings, Buyer and the Company may issue a joint press release in a form reasonably acceptable to Buyer.

10.10.      No Third Party Beneficiaries.  This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.  No provision of this Agreement shall be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of the Company, any of its Subsidiaries or the Buyer to amend, modify or terminate any such employee benefit plan.

10.11.      Expenses.  All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys’, accountants’ and outside advisers’ fees and disbursements, shall be borne by (a) Buyer, if incurred for Buyer’s account; (b) the Company, if incurred for the account of the Company or the Shareholders only to the extent included as a current liability in the calculation of Net Working Capital; or (c) the Shareholders, if incurred for the account of the Company or the Shareholders and not included as a current liability in the calculation of Net Working Capital.

10.12.      Amendment and Waiver.  No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions.  No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar).  No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

10.13.      Facsimiles.  This Agreement, the Exhibits hereto and any other Ancillary Agreement entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or any party to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall claim that this Agreement, the Exhibits hereto and any other Ancillary Agreement entered into in connection with this Agreement is invalid, not binding or unenforceable based upon the use of a facsimile machine or deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, and each such party forever waives any such claim or defense.

ARTICLE XI
THE SHAREHOLDERS’ AGENT

Each Shareholder hereby agrees as follows:

11.1.       Authorization of the Shareholders’ Agent.  Peter Pranschke  (the “Shareholders’ Agent”) (and any successor appointed to act on his or her behalf) is hereby appointed, authorized and empowered to act, on behalf of the Shareholders, in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the other agreements contemplated hereby, and in connection with the activities to be performed on behalf of the Shareholders under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this Article XI, which shall include the power and authority:

(a)           to execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby as the Shareholders’ Agent, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other agreements contemplated hereby;

(b)           as the representative of the Shareholders, to enforce and protect the rights and interests of the Shareholders and to enforce and protect the rights and interests of the Shareholders’ Agent arising out of or under or in any manner relating to this Agreement and the Ancillary Agreements and, in connection therewith, to (i) assert or institute any claim for indemnification on behalf of the Shareholder Indemnitees; (ii) investigate, defend, contest or litigate any claim for indemnification initiated by the Company or Buyer, or any other Person, against the Shareholders, and receive process on behalf of any or all Shareholders in any such claim and compromise or settle on such terms as the Shareholders’ Agent shall determine to be appropriate and give receipts, releases and discharges on behalf of all of the Shareholders with respect to any such claim; (iii) file any proofs, debts, claims and petitions as the Shareholders’ Agent may deem advisable or necessary; (iv) settle or compromise any claims asserted under this Agreement; (v) assume, on behalf of all of the Shareholders, the defense of any claim that is the basis of any claim asserted under this Agreement; and (vi) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, it being understood that the Shareholders’ Agent shall not have any obligation to take, and shall not have liability for any failure to take, any such any action;

(c)           to enforce payment of any other amounts payable to the Shareholders, in each case on behalf of the Shareholders, in the name of the Shareholders’ Agent;

(d)           to cause to be paid the full amount of the Purchase Price and any monies earned under the Earn-Out;

(e)           to waive or refrain from enforcing any right of the Shareholders or any of them and/or of the Shareholders’ Agent arising out of or under or in any manner relating to this Agreement or any other agreement contemplated hereby or thereby; and

(f)           to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Shareholders’ Agent, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (a) through (g) above and the transactions contemplated by this Agreement.

The Company and the Buyer shall be entitled to rely exclusively upon the communications of the Shareholders’ Agent relating to the foregoing as the communications of the Shareholders.  Neither the Company nor the Buyer (a) need be concerned with the authority of the Shareholders’ Agent to act on behalf of all Shareholders hereunder or (b) shall be held liable or accountable in any manner for any act or omission of the Shareholders’ Agent in such capacity. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (i) the Shareholders’ Agent may not enter into or grant any amendments or modifications described in Section 11.1(a) or waivers or consents described in Section 11.1(b) unless such amendments, modifications, waivers or consents shall affect each Shareholder similarly and to the same relative extent and (ii) any such amendment, modification, waiver or consent that does not affect any Shareholder similarly and to the same relative extent as it affects other Shareholders must be executed by such Shareholder to be binding on such Shareholder. Notwithstanding anything to the contrary contained herein, the Shareholders’ Agent, in its role as Shareholders’ Agent, shall have no liability whatsoever to the Company, the Buyer or any of their Affiliates or Subsidiaries. The grant of authority provided for in this Section 11.1 is coupled with an interest and is being granted, in part, as an inducement to the Buyer to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Shareholder and shall be binding on any successor thereto.

11.2.       Compensation; Exculpation.

(a)           The Shareholders’ Agent shall not be entitled to any fee, commission or other compensation for the performance of its service hereunder.

(b)           In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Shareholders’ Agent hereunder or thereunder, (i) the Shareholders’ Agent shall not assume any, and shall incur no, responsibility whatsoever to any Shareholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any instruments, agreements or documents relating thereto, unless by the Shareholders’ Agent’s gross negligence or willful misconduct, and (ii) the Shareholders’ Agent shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Shareholders’ Agent pursuant to such advice shall in no event subject the Shareholders’ Agent to liability to the Buyer or any other Person, unless by the Shareholders’ Agent’s gross negligence or willful misconduct.

(c)           All of the indemnities, immunities and powers granted to the Shareholders’ Agent under this Agreement shall survive the Closings and/or any termination of this Agreement.

ARTICLE XII
CERTAIN DEFINITIONS

12.1.       “Accounting Principles” means the accounting principles set forth in Section 12.1 of the Disclosure Letter.

12.2.       “Affiliate” of any person means any person, directly or indirectly controlling, controlled by or under common control with such person, and includes any person that would be deemed to be an “affiliate” of such person, as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  As used in this definition, “controlling” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise).  With respect to any natural person, “Affiliates” shall also include, without limitation, such person’s spouse and any trust the beneficiaries or grantor of which are limited solely to such person and/or his or her spouse. With respect to any trust, "Affiliates" shall also include, without limitation, each of the grantors, trustees and beneficiaries of such trust

12.3.       “Arbiter” means an independent registered public accounting firm (other than the “Big 4”) mutually acceptable to Buyer and Shareholders.

12.4.       “Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other pension, supplemental pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, registered or unregistered, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by the Company, any Subsidiary of the Company or any ERISA Affiliate or under which the Company, any Subsidiary of the Company or any ERISA Affiliate has any liability.

12.5.       “business day” means any day other than a day on which banks in the Province of Ontario or in the State of New York are required or authorized to be closed.

12.6.       “Closing Net Working Capital” shall mean the Net Working Capital as of the Closing Date as set forth on the Closing Balance Sheet.

12.7.       “Debt” means (a) all indebtedness of the Company and its Subsidiaries for borrowed money, (b) all obligations of the Company and its Subsidiaries for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), (c) all obligations of the Company and its Subsidiaries evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company and its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of the Company and its Subsidiaries as lessee or lessees under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (f) all obligations, contingent or otherwise, of the Company and its Subsidiaries under acceptance, letter of credit or similar facilities, (g) all Debt of the type referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by the Company and its Subsidiaries, or in effect guaranteed directly or indirectly by the Company and its Subsidiaries, (h) all Debt of the type referred to in clauses (a) through (f) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by the Company and its Subsidiaries, even though such person has not assumed or become liable for the payment of such Debt, and (i) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties, related to any items of Debt of the type referred to in clauses (a) through (h) above.

12.8.        “Disclosure Letter” means the disclosure letter being delivered by the Company and the Shareholders to the Buyer on the date hereof.

12.9.        “ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

12.10.      “Estimated Closing Date Balance Sheet” shall mean a consolidated pro-forma balance sheet of the Company and its Subsidiaries as prepared in accordance with the preparation of the Financial Statements reflecting the Shareholders’ good faith estimate of the Company’s financial position at the Closings, to be prepared in advance of the Closings pursuant to the provisions of Section 1.2(b) of this Agreement.

12.11.      “Estimated Debt” shall mean the Debt as of the Closing Date as set forth on the Estimated Closing Date Balance Sheet.

12.12.      “Estimated Net Working Capital” shall mean the Net Working Capital as of the Closing Date as set forth on the Estimated Closing Date Balance Sheet.

12.13.      “Executives” means each of Peter Pranschke, Kim Orava, Tim Stratton and Dominique Roberge.

12.14.      “Final Determination” means a “determination,” as that term is defined in Section 1313(a) of the Code, and any determination of any state, local or foreign governmental authority under any comparable provision of law.

12.15.      “GAAP” means Canadian generally accepted accounting principles.

12.16.      “Governmental Entity” means any entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government of any nation, state or other political subdivision thereof.

12.17.      “Interim Period” shall mean the portion of any Straddle Period that ends on the Closing Date.

12.18.      “Key Staff” means each of Jaime Soto, Louis-Andre Morin and Martin Gauvin.

12.19.      “knowledge,” “to the knowledge” or “known” and words of similar import shall mean the actual, or constructive knowledge after due inquiry, of a natural person or, with respect to a Person that is a corporation, the actual or constructive knowledge, after due inquiry, of the officers and directors of such Person.

12.20.      “Losses” shall mean any and all losses, liabilities, damages (including without limitation, punitive, consequential, and special damages, and lost profits or diminution in value), penalties (including, without limitation, governmental penalties,) obligations, awards, fines, deficiencies, interest, claims (including third party claims (including, without limitation, whether or not meritorious)), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement.

12.21.      “Management Shareholders” shall mean each of Pranschke/Orava Family Trust, Stratton Family Trust, Bryce/Durst Family Trust, Pierre Vanier and Dominique Roberge.

12.22.      “Material Adverse Effect” shall mean individually or together with other adverse effects, any material adverse effect on (i) the assets, liabilities, operations (including relationships with vendors, suppliers, customers and employees), business, results of operations or financial condition or prospects of the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Company and its Subsidiaries, taken as a whole to consummate the transactions contemplated hereby, or (iii) the ability of the Company and its Subsidiaries, taken as a whole to continue to operate their business after the Closings in substantially the same manner as such business is conducted prior to the Closings.

12.23.      “Net Working Capital” shall mean an aggregate amount for the Company and its Subsidiaries equal to (i) all “current assets” including, but not limited to, cash, cash equivalents, other liquid investments, owner receivables, deposits, accounts receivable, employee receivables, rebates receivable, inventory and prepaid expenses (excluding the U.S. Purchase Price) less (ii) all “current liabilities” including, but not limited to, accounts payable, employee payables, Transaction Expenses that are unpaid as of the Closings and not recorded on the Certificate of Closing Amounts attached hereto as Exhibit F, accrued expenses, rebates payable, accrued and withheld payroll taxes, sales tax payable and state and federal excise tax payable (excluding the current portion of long-term liabilities owed to the Company’s and its Subsidiaries’ lender, federal tax payable and state tax payable), in each case as such items are determined using the same accounting methods and principles employed by the Company and its Subsidiaries in preparing their respective Balance Sheets; provided that in determining Net Working Capital, deferred tax assets and liabilities shall be disregarded.

12.24.      “Non-U.S. Benefit Plan” means a Benefit Plan that is not a U.S. Benefit Plan.

12.25.      “Person” or “person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as “group” is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act“).

12.26.     “Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date.

12.27.     “Pre-Closing Taxes” means all liabilities for Taxes of the Company and its Subsidiaries for Pre-Closing Tax Periods and any Interim Period determined without regard to any carryback of a loss or credit arising after the Closing Date.  For purposes of calculating the liability of the Company and its Subsidiaries for Taxes of any Interim Period, the portion of any Tax for a Straddle Period that is allocable to the Interim Period shall be deemed to equal:  (i) in the case of Taxes based upon or related to income, gain or receipts, the amount that would be payable if the Straddle Period had ended on the Closing Date and the books of the Company and its Subsidiaries were closed as of the close of such date; provided, however, that depreciation, amortization and cost recovery deductions will be taken into account in accordance with the principles of clause (iii) below; (ii) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date; and (iii) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clauses (i) or (ii) above, the amount of such Taxes for the entire Straddle Period multiplied by a fraction (a) the numerator of which is the number of calendar days in the period ending on the Closing Date and (b) the denominator of which is the number of calendar days in the entire Straddle Period.

12.28.     “Pro Rata Share” means the percentage allocable to each Shareholder on Exhibit G.

12.29.     “Related Party” means, with respect to the Company or any Subsidiary, the Shareholders, any member of the family of any Shareholder or any entity (other than the Company or a Subsidiary of the Company) in which any of the foregoing has a material interest.

12.30.     “Retained Liabilities” means any Losses incurred by the Company or Buyer resulting from any claim by any holder of any Options of the Company.

12.31.     “Subsidiary” shall mean with respect to the Company, any person or other business entity of which the Company owns, directly or indirectly, more than 50% (i) of the capital stock or other equity interests or (ii) of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent).

12.32.     “Target Net Working Capital” means $600,000.

12.33.     “Transaction Expenses” means all costs and expenses incurred or accrued at or prior to or otherwise in connection with the Closings by the Company on behalf of either the Company or the Shareholders in connection with the consummation of the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers, brokers or other representative and consultants), and any change of control, success fee, retention, stay-put or other bonus payments due to employees, officers, management committee members or consultants of the Company as a result of or in connection with the consummation of the transactions contemplated hereby.

12.34.      “U.S. Benefit Plan” means a Benefit Plan maintained inside the United States primarily for the benefit of employees working inside the United States.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

7119747 CANADA INC.

By:	/s/ Stephen C. Donnelly
Name: Stephen C. Donnelly
Title: Treasurer

EMTEC INFRASTRUCTURE SERVICES CORPORATION

By:	/s/ Stephen C. Donnelly
Name: Stephen C. Donnelly
Title: Treasurer

KOAN-IT CORP.

By:	/s/ Peter Pranschke
Name: Peter Pranschke
Title: President and CEO

SHAREHOLDERS

The Pranschke/Orava Family Trust

By:	/s/ Peter Pranschke
Name: Peter Pranschke
Title: Trustee

The Stratton Family Trust

By:	/s/ Tim Stratton
Name: Tim Stratton
Title: Trustee

The Bryce/Durst Family Trust

By:	/s/Rob Bryce
Name: Rob Bryce
Title: Trustee

/s/ Pierre Vanier
Pierre Vanier

/s/Jaime Soto
Jaime Soto

/s/ Louis-Andre Morin
Louis-Andre Morin

/s/ Martin Gauvin
Martin Gauvin

/s/ Dominique Roberge
Dominique Roberge

Signature page to the Purchase Agreement

EXHIBIT A

Form of Promissory Note

THIS INSTRUMENT WILL BE SUBJECT TO A SUBORDINATION AGREEMENT IN SUBSTANTIALLY SIMILAR FORM TO EXHIBIT A ATTACHED HERETO, BY AND AMONG [_________] AND DE LAGE LANDEN FINANCIAL SERVICES, INC. AND THE OTHER PARTIES THERETO, INCLUDING THE MAKER OF THIS INSTRUMENT, AS SUCH SUBORDINATION AGREEMENT MAY BE FROM TIME TO TIME AMENDED, SUPPLEMENTED, MODIFIED, RESTATED OR REPLACED (THE “SUBORDINATION AGREEMENT”).

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR “BLUE SKY” LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED OR PLEDGED UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT AND BLUE SKY LAWS OR AN EXEMPTION THEREFROM IS AVAILABLE AS ESTABLISHED BY A WRITTEN OPINION OF COUNSEL ACCEPTABLE TO BUYER.

7119747 CANADA INC.

UNSECURED PROMISSORY NOTE

$[______]	Made as of: February 12, 2009
Maturity Date: 12 months from
issuance

 7119747 Canada Inc., a company incorporated under the laws of Canada (the “Company”), for value received, hereby promises, subject to the terms and conditions hereof, to pay to [_________], or [her][his][its] successors and assigns (the “Holder”), the principal amount of [________________] ($[_____]); the “Principal Amount”), together with interest on the unpaid balance of the Principal Amount, at the rate of six percent (6%) per annum (the “Applicable Rate”), to be payable in the manner and at the time provided herein below.

This Unsecured Promissory Note (the “Note”) is being issued pursuant to the terms and conditions of the Share Purchase Agreement, dated as of February 12, 2009, by and among the Company, Emtec Infrastructure Services Corporation, a Delaware corporation, the Holder, KOAN-IT Corp., a company incorporated under the laws of Canada (“KOAN-IT”) and other signatories thereto (the “Purchase Agreement”).

Interest.  Interest shall accrue monthly on the unpaid Principal Amount of this Note at the Applicable Rate.

Prepayment.  All or part of this Note may be prepaid by the Company or a designee of the Company at any time or times in whole or in part without premium or penalty.

Repayment.  The unpaid Principal Amount of this Note, together with accrued but unpaid interest thereon, less the Holder’s Pro Rata Share (as defined in the Purchase Agreement) of the amount of any Transaction Expenses (as defined in the Purchase Agreement) shall be paid in full on the twelve month anniversary of the date hereof (the “Payment Date”).  If the Payment Date is a Saturday, Sunday or legal holiday at a place of payment, payment may be made at that place on the next succeeding business day that is not a Saturday, Sunday or legal holiday, an no interest on the amount payable shall accrue for the intervening period.  The Holder hereby directs the Company to pay, on behalf of the Holder, the Holder’s Pro Rata Share of the amount of any Transaction Expenses.

4.           Method of Payment.  All payments of principal and interest on this Note shall be made to the Holder by wire, payable to:

[_______________]

5.           Events of Default.

An “Event of Default” occurs if:

the Company fails to pay the Principal Amount of this Note, or any accrued but unpaid interest thereon, on the Payment Date and such failure continues for a period of five (5) business days after the receipt by the Company of written notice of such failure from the Holder (it being understood that the Company shall have the opportunity to cure such failure during such period);

      any execution or other enforcement process by a senior secured lender, whether by court order or other formal proceeding becomes enforceable (it being acknowledged and agreed that the making of a demand by a third party without court or other formal sanction shall not in itself constitute an Event of Default) against any material properties of assets of the Company or Emtec, Inc. (the “Guarantor”) which could have a material adverse effect on the business of the Company or of the Guarantor on a consolidated basis; or

      the Company or the Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or the Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and in the case of any such proceeding instituted against the Company or the Guarantor, as the case may be, such proceeding shall not be stayed or dismissed within 60 days from the date of institution thereof.

6.           Acceleration.  Subject to the Subordination Agreement, upon an Event of Default, the entire unpaid Principal Amount and any interest accrued thereon shall be immediately due and payable.  The Company shall pay all reasonable legal fees and expenses incurred by or on behalf of Holder in connection with the Holder’s exercise of any of his rights and remedies under this Note upon an Event of Default.

7.           Replacement Notes.  If a mutilated Note is surrendered to the Company or if the Holder presents evidence to the reasonable satisfaction of the Company that this Note has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Note of like tenor if the requirements of the Company for such transactions are met.  An indemnity agreement may be required that is sufficient in the reasonable judgment of the Company to protect the Company from any loss which it may suffer.  The Company may charge for its out-of-pocket expenses incurred in replacing this Note.

8.           No Recourse Against Others.  No director, officer, employee or shareholder, as such, of the Company shall have any liability for any obligations of the Company under this Note or for any claim based on, in respect or by reason of, such obligations or their creation.  The Holder by accepting this Note waives and releases all such liability.  This waiver and release are part of the consideration for the issue of this Note.  For greater certainty, the foregoing does not relieve the Guarantor from any liability under this Note.

9.           Notices.  All notices provided for or permitted hereunder shall be made in writing by hand-delivery, registered or certified first-class mail, fax or reputable courier guaranteeing overnight delivery to the other party at the following addresses (or at such other address as shall be given in writing by any party to the others):

If to the Company, to:

7119747 Canada Inc.
c/o Emtec, Inc.
5 Greentree Center, Suite 117
Marlton, New Jersey 08053
Fax:  815-346-7605
Attention:  Stephen C. Donnelly

with a required copy (which shall not constitute notice) to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA  19104
Attention:  Carmen Romano, Esq.
Fax:  (215) 994-2222

If to the Holder:

[________________]

with a required copy (which shall not constitute notice) to:

LaBarge Weinstein Professional Corporation
A Business Law Firm
515 Legget Drive, Suite 800
Ottawa, ON K2K 3G4
Facsimile No.: (613) 599-0018
Attention: Paul Amirault

All such notices shall be deemed to have been duly given:  when delivered by hand, if personally delivered; four business days after being deposited in the mail, postage prepaid, if mailed; when confirmation of transmission is received, if faxed during normal business hours (or, if not faxed during normal business hours, the next business day after confirmation of transmission); and on the next business day, if timely delivered to a reputable courier guaranteeing overnight delivery.

10.           Governing Law.  This Note shall be deemed a contract under, and shall be governed by, construed, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (excluding any conflict of law rule or principle of such laws that might refer such interpretation or enforcement to the laws of another jurisdiction) and each party irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or relating hereto.

11.           Right of Setoff.  The Company shall have the right to setoff against any amounts due to the Holder under this Note, any amounts owed by the Holder or KOAN-IT to the Company pursuant to the Purchase Agreement.   Notwithstanding anything in this Note to the contrary, in the event that the Company or KOAN-IT, or any of their respective directors, officers or employees, has notified the Holder that it intends to make a claim for indemnity under, and in accordance with the terms of, the Purchase Agreement, the Company’s obligation to make payment under this Note shall be suspended subject to the ongoing accrual of interest, but only in the amount of such indemnity claim and only until the earlier of (a) the mutual written agreement of the Company and the Holder resolving said indemnity claim, or (b) the entry of a final judgment of a court of competent jurisdiction resolving such claim; and in each case, payment of the amount, if any, agreed or determined to be payable to the Holder shall be made in accordance with the terms and provisions of this Note.

12.           Subordination Agreement.  The Holder agrees to execute a Subordination Agreement substantially similar in form to the Subordination Agreement attached as Exhibit A hereto.

13.           Successors; Assignment.  This Note shall be binding upon and shall inure to the benefit of the Holder and the Company and their respective successors and permitted assigns.  The Holder may not assign or transfer this Note without the prior written consent of the Company.

14.           Interpretation.  Unless otherwise specified, all dollar amounts in this agreement, including the symbol “$,” refer to Canadian currency.

15.           Headings.  The section headings of this Note are for convenience only and shall not affect the meaning or interpretation of this Note or any provision hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, and the Holder has caused this Note to be duly acknowledged, as of the date set forth below.

Dated:  February 12, 2009

7119747 CANADA INC.

By:
Name:
Title:

GUARANTY

WHEREAS, as a condition precedent to accepting the Unsecured Promissory Note pursuant to the terms of that certain Share Purchase Agreement by and among 7119747 Canada Inc., a company incorporated under the laws of Canada (“Buyer”), Emtec Infrastructure Services Corporation, a Delaware corporation, KOAN-IT Corp., a company incorporated under the laws of Canada (the “Company”), and the shareholders of the Company listed on the signature pages thereto (the “Shareholders”), Emtec, Inc. (“Parent”) has agreed to unconditionally and irrevocably guaranty the timely payments of all amounts due under the Unsecured Promissory Note to [_________] (the “Secured Party”).

Parent hereby absolutely, unconditionally and irrevocably guarantees to the Secured Party and its heirs, successors and assigns the prompt and full payment by Buyer of the principal of, and interest on, the Unsecured Promissory Note and all other sums or liabilities payable under the Unsecured Promissory Note, whether by acceleration or otherwise in accordance with the provisions of the Unsecured Promissory Note (the “Guaranteed Obligations”). Parent hereby acknowledges having read the terms of the Unsecured Promissory Note and of having had the advice of legal counsel of its choosing, and consents to and approves of the same.

Upon the occurrence of an Event of Default by Buyer under the Unsecured Promissory Note, (i) the Secured Party shall be able to enforce its rights against Parent hereunder, (ii) the Secured Party shall not be required to exhaust its remedies as against Buyer prior to enforcing their rights under this Guaranty against Parent, and (iii) Parent waives any right to require the Secured Party to pursue any other remedy in the Secured Party’s power whatsoever.   For the avoidance of doubt, to the extent any amounts due under the Unsecured Promissory Note have been paid by the Buyer, Parent will no longer be liable or responsible to pay such amounts.

Until the Unsecured Promissory Note is paid in full (including all accrued but unpaid interest and all other sums payable hereunder), this Guaranty shall remain in full force and effect notwithstanding any extension, compromise, adjustment, forbearance, waiver, release or discharge of any party obligor or guarantor, or release in whole or in part of any security granted for said indebtedness or compromise or adjustment thereto, and the undersigned waives all notices thereto.  The liability of the Parent hereunder shall not be limited, released, discharged or in any way affected by:

(a)	the failure of the Secured Party to assert any claim or demand or enforce any right or remedy against the Parent or the Buyer or any other person or entity with respect to the Guaranteed Obligations;

(b)	any extensions or renewals of the Guaranteed Obligations;

(c)	any rescissions, waivers, amendment or novation of the Share Purchase Agreement or the Unsecured Promissory Note;

(d)	any change in the corporate existence, structure or ownership of the Buyer, the Parent or the Company;

(e)	the insolvency, bankruptcy, reorganization, winding-up, liquidation, dissolution or other similar proceedings affecting the Parent or the Buyer; or

(f)	the Secured Party having granted time or other indulgences to the Buyer.

This Guaranty shall be deemed a contract under, and shall be governed by, construed, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (excluding any conflict of law rule or principle of such laws that might refer such interpretation or enforcement to the laws of another jurisdiction) and each party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or relating hereto.

Any term or provision of this Guaranty can be modified only with the written consent of the Parent and the Secured Party. The failure of any party to exercise any right or to insist on strict compliance with the provisions hereof shall not constitute a waiver of the provisions of this Guaranty with respect to any other or subsequent breach hereof nor a waiver of that party’s right to require strict compliance with the provisions of this Guaranty.  This Guaranty shall inure to the benefit of and be binding upon the parties, and their successors or assigns. Neither party may assign or transfer the Guaranty without obtaining the written consent of the other party.  If any provision of this Guaranty, or the application thereof, is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Guaranty, will in no way be affected, impaired or invalidated, and to the extent permitted by applicable law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable.

Dated: February 12, 2009
EMTEC, INC.

By:
Name:
Title:

ACKNOWLEDGED BY THE HOLDER
THIS 12th DAY OF FEBRUARY, 2009.

EXHIBIT B

Earn-Out

This Exhibit B sets forth the understanding of the parties with respect to additional contingent cash consideration as part of the Purchase Price, subject to and in accordance with the terms and conditions of the Agreement and this Exhibit.  Unless the context otherwise requires, defined terms contained herein that are not otherwise defined in this Exhibit B shall have the meanings set forth in the Agreement.

DEFINITIONS.  The following terms as used herein shall have the meanings set forth in this Section 1:

 “Aggregate Gross Profit Level 1 Target” means $6,600,000.

“Aggregate Gross Profit Level 2 Target” means $6,800,000.

 “Gross Profit” means Total Revenue less the Total Cost of Goods Sold of the Company, the U.S. Subsidiary and their respective Subsidiaries, taken as a whole.

“Level 1 Earn-Out Consideration” means $333,333.33.

“Level 2 Earn-Out Consideration” means $333,333.33.

“Level 1 Earn-Out Payments” means the aggregate of any and all payments of Level 1 Earn-Out Consideration made during any Measurement Period.

       “Level 2 Earn-Out Payments” means the aggregate of any and all payments of Level 2 Earn-Out Consideration made during any Measurement Period.

“Measurement Period” means each of the three (3) consecutive twelve month periods beginning on the first day of the month following the Closing Date (the "Earn-Out Start Date") and ending on the day before the third anniversary of the Earn-Out Start Date.  For clarification purposes, the “First Measurement Period” begins on the Earn-Out Start Date and ends on the day before the first anniversary of the Earn-Out Start Date, the “Second Measurement Period” begins on the first anniversary of the Earn-Out Start Date and ends on the day before the second anniversary of the Earn-Out Start Date, and the “Third Measurement Period” begins on the second anniversary of the Earn-Out Start Date and ends on the day before the third anniversary of the Earn-Out Start Date (collectively, the “Measurement Periods”).

“Statement” has the meaning set forth in Section 2.2 below.

    “Total Cost of Goods Sold” means the cost of producing any goods and services, including all (a) labour costs (billable and non-billable costs), including staff wages of any kind and related benefits and subcontractor costs, (b) travel and living costs (net of any reimbursements), (c) product and license costs, (d) maintenance and support costs from third parties, (e) office supplies, seminars, trade shows, dues, subscriptions, training and telecommunications costs associated with the above labour costs and (f) any commission to be included in “Total Cost of Goods Sold” pursuant to Section 1.13 of this Exhibit B.  For greater certainty, “Total Cost of Goods Sold” shall be determined consistent with the Company’s and its Subsidiaries’ past practices, as applicable, and shall exclude the following expenses: (a) general, management, marketing, sales and administration expenses for (i) labour costs (including staff wages of any kind and related benefits), (ii) travel and living costs and  (iii) seminars, trade shows, dues, subscriptions, training and telecommunications costs; (b) overhead, office space rent and other occupancy costs and supplies; (c) marketing expenses including advertising, tradeshow, sponsorships; and (d) taxes, insurance accounting and legal expenses.

“Total Level 1 Earn-Out Consideration” means $1,000,000.

    “Total Level 2 Earn-Out Consideration” means $1,000,000.

           “Total Revenue” means all revenue of the Company, the U.S. Subsidiary and their respective Subsidiaries on a consolidated basis, in respect of their products and services as determined under GAAP applied on a consistent basis, and including;

in the event where the Buyer or any of its Affiliates makes a sale to a third party using products or services generated by the Company, the U.S. Subsidiary or any of their respective Subsidiaries, either (i) if the revenue is received by the Buyer or any of its Affiliates, then the amount of any commission or other amounts paid by the Buyer or any of its Affricates to the Company, the U.S. Subsidiary or any of their respective Subsidiaries; or (ii) if the revenue is received by the Company, the U.S. Subsidiary or any of their respective Subsidiaries, then the total amount of such revenue, provided that any commission paid to the Buyer or any of its Affiliates by the Company, the U.S. Subsidiary or any of their respective Subsidiaries, shall be included in the calculation of Total Cost of Goods Sold; and

       in the event where the Company, the U.S. Subsidiary or any of their respective Subsidiaries makes a sale to a third party using products or services generated by the Buyer or any of its Affiliates, either (i) if the revenue is received by the Buyer or any of its Affiliates, then the amount of any commission or other amounts paid by the Buyer or any of its Affiliates to the Company, the U.S. Subsidiary or any of their respective Subsidiaries; or (ii) if the revenue is received by the Company, the U.S. Subsidiary or any of their respective Subsidiaries, then the total amount of such revenue, provided that any commission paid to the Buyer or any of its Affiliates by the Company, the U.S. Subsidiary or any of their respective Subsidiaries, shall be included in the calculation of Total Cost of Goods Sold.

DISTRIBUTIONS.

Determination of Earn-Out Consideration.  Subject to the terms and conditions of this Section 2, the Earn-Out for:

(a)           the First Measurement Period shall be as follows: (i) if Gross Profit for the First Measurement Period as measured on the last day of the First Measurement Period equals or exceeds $2,000,000 (the “First Measurement Period Level 1 Gross Profit Target”), the Shareholders’ Agent on behalf of the Shareholders shall receive the Level 1 Earn-Out Consideration and (ii) if Gross Profit for the First Measurement Period as measured on the last day of the First Measurement Period exceeds $2,066,667 (the “First Measurement Period Level 2 Gross Profit Target”), the Shareholders’ Agent on behalf of the Shareholders shall receive on a dollar for dollar basis the amount by which Gross Profit for the First Measurement Period as measured on the last day of the First Measurement Period exceeds the First Measurement Period Level 2 Gross Profit Target; provided that the consideration to be paid pursuant to this clause (ii) shall (x) not exceed the Level 2 Earn-Out Consideration and (y) be paid in addition to the Level 1 Earn-Out Consideration;

(b)           the Second Measurement Period shall be as follows: (i) if Gross Profit for the Second Measurement Period as measured on the last day of the Second Measurement Period equals or exceeds $2,200,000 (the “Second Measurement Period Level 1 Gross Profit Target”), the Shareholders’ Agent on behalf of the Shareholders shall receive the Level 1 Earn-Out Consideration and (ii) if Gross Profit for the Second Measurement Period as measured on the last day of the Second Measurement Period equals or exceeds $2,266,667 (the “Second Measurement Period Level 2 Gross Profit Target”), the Shareholders’ Agent on behalf of the Shareholders shall receive on a dollar for dollar basis the amount by which Gross Profit for the Second Measurement Period as measured on the last day of the Second Measurement Period exceeds the Second Measurement Period Level 2 Gross Profit Target; provided that the consideration to be paid pursuant to this clause (ii) shall (x) not exceed the Level 2 Earn-Out Consideration and (y) be paid in addition to the Level 1 Earn-Out Consideration; and

(c)           the Third Measurement Period shall be as follows: (i) if Gross Profit for the Third Measurement Period as measured on the last day of the Third Measurement Period equals or exceeds $2,400,000 (the “Third Measurement Period Level 1 Gross Profit Target”), the Shareholders’ Agent on behalf of the Shareholders shall receive the Level 1 Earn-Out Consideration and (ii) if Gross Profit for the Third Measurement Period as measured on the last day of the Third Measurement Period equals or exceeds $2,466,667 (the “Third Measurement Period Level 2 Gross Profit Target”), the Shareholders’ Agent on behalf of the Shareholders shall receive on a dollar for dollar basis the amount by which Gross Profit for the Third Measurement Period as measured on the last day of the Third Measurement Period exceeds the Third Measurement Period Level 2 Gross Profit Target; provided that the consideration to be paid pursuant to this clause (ii) shall (x) not exceed the Level 2 Earn-Out Consideration and (y) be paid in addition to the Level 1 Earn-Out Consideration;

provided however, that (A) if any of the First Measurement Period Level 1 Gross Profit Target, the Second Measurement Period Level 1 Gross Profit Target or the Third Measurement Period Level 1 Gross Profit Target was not achieved during  the applicable Measurement Period but the aggregate Gross Profit for all of the Measurement Periods as measured on the last day of the Third Measurement Period equals or exceeds the Aggregate Level 1 Gross Profit Target, the Shareholders’ Agent on behalf of the Shareholders shall receive the difference between (W) the Total Level 1 Earn-Out Consideration and (X) the Level 1 Earn-Out Payments previously received by the Shareholders’ Agent on behalf of the Shareholders and, provided further, that if (B) the Shareholders’ Agent on behalf of the Shareholders did not receive the full amount of Level 2 Earn-Out Consideration for any Measurement Period but the aggregate Gross Profit for all of the Measurement Periods as measured on the last day of the Third Measurement Period exceeds the Aggregate Level 2 Gross Profit Target, the Shareholders’ Agent on behalf of the Shareholders shall receive on a dollar for dollar basis the difference between (Y) the amount by which the aggregate Gross Profit for all of the Measurement Periods as measured on the last day of the Third Measurement Period exceeds the Aggregate Level 2 Gross Profit Target and (Z) the Level 2 Earn-Out Payments previously received by the Shareholders’ Agent on behalf of the Shareholders; provided that the consideration to be paid pursuant to this clause (B) shall not exceed the Total Level 2 Earn-Out Consideration.  Notwithstanding anything to the contrary contained herein, in no event shall the aggregate amount of consideration paid to the Shareholders’ Agent on behalf of the Shareholders pursuant to this Exhibit B exceed $2,000,000.

Statements.

Within 75 days after the end of each Measurement Period, the Company shall cause to be prepared and shall deliver to the Shareholders’ Agent a statement setting forth in reasonable detail a calculation of the Earn-Out for such Measurement Period (the “Statement”).  The Statement shall be based upon the financial statements of the Company and shall be prepared in accordance with Section 2.1 hereof.

The Shareholders’ Agent shall have a period of thirty (30) days following delivery of the Statement to review, at his expense, the working papers of the Company and Buyer relating to the Statement.  Within such thirty (30) day period, the Shareholders’ Agent shall notify Buyer in writing when the Shareholders’ Agent has completed his review and whether or not the Shareholders’ Agent agrees with the Statement.  Any objection to the Statement must specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, working papers, analyses and other documentation.  If the Shareholders’ Agent does not give Buyer notice of the Shareholders’ Agent’s objection within such thirty (30) day period, the Statement shall become final and the Shareholders’ Agent shall have no further right to disagree therewith, and the payment of the Earn-Out consideration, if any, shall be made.

In the event the Shareholders’ Agent and Buyer do not agree upon the Statement within ten (10) business days after delivery by the Shareholders’ Agent of a notice of disagreement, the Shareholders’ Agent and Buyer shall submit to the Arbiter such Statement, and any other documents or information that the Arbiter deems pertinent to make a final and binding determination of any issues as to which the parties are in disagreement.  The Arbiter shall advise the parties of its decision relative to the controversy within thirty (30) days after its receipt of the applicable statements and other documents or information that it has requested.  Such firm shall be acting as an arbitrator and not as an auditor and shall decide only those issues as to which the parties are not in agreement on the grounds that the Statement delivered by Buyer pursuant to Section 2.2(a) was not prepared in accordance with the terms of the Earn-Out, is based on incomplete or inaccurate information or contains computational errors.  The fees and disbursements of the Arbiter shall be allocated between Buyer, on the one hand, and the Shareholders’ Agent, on the other, so that the Shareholders’ Agent’s share of such fees and disbursements shall be in the same proportion that the aggregate amount that was unsuccessfully disputed by the Shareholders’ Agent (as finally determined by the Arbiter) bears to the total amount of such disputed amounts so submitted by the Shareholders’ Agent to the Arbiter, and Buyer's share shall be the balance of such fees and disbursements.

     Payment of Aggregate Earn-Out Consideration.  Within seven (7) days after final determination (or agreement) of the Statement of the Earn-Out consideration payable for a Measurement Period, if any, Buyer shall pay such Earn-Out consideration (less the amount of any Transaction Expenses incurred in connection with or by reason of such payment) to the Shareholders’ Agent on behalf of the Shareholders as contemplated by Section 1.2 of the Agreement, provided, however, that, in the event the Shareholders’ Agent delivers a notice of disagreement pursuant to Section 2.2(b), any undisputed amount shall be paid within five (5) business days of such Shareholders’ Agent’s notice of disagreement.  Shareholders’ Agent will then pay to each Shareholder its pro rata share of such Earn-Out consideration in accordance with the percentages allocable to each Shareholder on Exhibit I of the Agreement, and Shareholders’ Agent hereby directs Buyer to pay on behalf of the Shareholders any Transaction Expenses incurred in connection with or by reason of such payment.

Right of Offset.  In accordance with the terms of the Agreement, Buyer shall have the right to set off against any payments due and owing from Buyer to the Shareholders’ Agent on behalf of the Shareholders under any of the provisions of this Exhibit B, to the extent Buyer has a claim for indemnity against any Shareholder under Article IX of the Agreement with respect to the transactions contemplated by the Agreement.  In addition, Buyer shall have the right to withhold any payments due and owing from Buyer to any Shareholder hereunder for the amount of any claims which have been asserted against any Shareholder under Article IX of the Agreement, pending final resolution of any such claims.

           Company Guaranty of Payment.  The Company hereby absolutely, unconditionally and irrevocably guarantees to the Shareholders the prompt and full payment by Buyer of any amounts and obligations earned and owing to the Shareholders under this Earn-Out, and the Shareholders shall be entitled to enforce their rights against the Company hereunder.  The Company’s guaranty hereunder shall remain in full force and effect notwithstanding any extension, compromise, adjustment, forbearance, waiver, release or discharge of any party obligor or guarantor, or release in whole or in part of any security granted for said indebtedness or compromise or adjustment thereto, and the undersigned waives all notices thereto.  The liability of the Company hereunder shall not be limited, released, discharged or in any way affected by (a) the failure of the Shareholders to assert any claim or demand or enforce any right or remedy against the Company or the Buyer or any other person or entity with respect to the obligations earned and owing to the Shareholders under this Earn-Out; (b) any extensions or renewals of the obligations earned and owing to the Shareholders under this Earn-Out; (c) any rescissions, waivers, amendment or novation of the Share Purchase Agreement or the Earn-Out; (d) any change in the corporate existence, structure or ownership of the Company or the Buyer; (e) the insolvency, bankruptcy, reorganization, winding-up, liquidation, dissolution or other similar proceedings affecting the Company or the Buyer; or (f) the Shareholders having granted time or other indulgences to the Company or the Buyer.  For the avoidance of doubt, to the extent any amounts due under this Earn-Out have been paid by Buyer, the Company will no longer be liable or responsible to pay such amounts.

      Enforcement.  In the event it becomes necessary for any party to initiate litigation for purposes of the enforcement or the interpretation of the rights or obligations of the parties hereunder, the party prevailing in the outcome of such litigation shall be entitled to recover from the opposing party such prevailing party’s reasonable costs and expenses associated with such litigation, including attorneys’ fees.

      Interpretation.   Unless otherwise specified, all dollar amounts in this agreement, including the symbol “$,” refer to Canadian currency.

      Miscellaneous.  The parties acknowledge and agree that (a) the potential Earn-Out is contingent on the performance of the Company and its Subsidiaries and there is no guarantee of any payment hereunder, and (b) Buyer makes no representation and expresses no opinion as to the value of the Earn-Out.

EXHIBIT C

Form of Employment Agreement

EXHIBIT D

Form of Legal Opinion of Counsel to the Company

EXHIBIT E

Form of Shareholder Release

EXHIBIT F

Certificate of Closing Amounts

EXHIBIT G

Pro Rata Share Percentages

Shareholder	Percent of Total Shares
Martin Gauvin	1.71%
Louis-Andre Morin	1.71%
Dominique Roberge	9.25%
Jaime Soto	1.71%
The Bryce/Durst Family Trust	7.71%
The Pranschke/Orava Family Trust	45.37%
The Stratton Family Trust	24.83%
Pierre Vanier	7.71%

Total:	100.00%

EXHIBIT H

Employees to Receive Post-Closing Bonus

Peter Pranschke	$5,671.25
Kim Orava	$5,671.25
Tim Stratton	$6,207.50
Rob Bryce	$1,927.50
Pierre Vanier	$1,927.50
Jaime Soto	$427.50
Louis-Andre Morin	$427.50
Martin Gauvin	$427.50
Dominique Roberge	$2,312.50
$25,000.00